Exhibit 10.2

JOINT VENTURE AND

LIMITED LIABILITY COMPANY AGREEMENT

OF

NVO PROMOTE LLC,

a Delaware limited liability company

Dated as of August 26, 2022

TABLE OF CONTENTS

Article I
CERTAIN DEFINITIONS

1.1	Certain Defined Terms	1
1.2	Interpretation	15

Article II
ESTABLISHMENT OF THE COMPANY

2.1	Formation of the Company	16
2.2	Company Name	16
2.3	Purposes	16
2.4	Principal Place of Business and Address	17
2.5	Agent for Service and Registered Office	17
2.6	Term	17
2.7	Members	17

Article III
CAPITAL CONTRIBUTIONS AND MEMBERS

3.1	Capital Contributions	17
3.2	Loans to the Company	18
3.3	Percentage Interest of the Members	19

Article IV
MEMBERSHIP INTERESTS

4.1	Voting	19
4.2	Distributions	19
4.3	Liquidation and Dissolution	22
4.4	No Preemptive Rights	22
4.5	Liability	23

Article V
CAPITAL ACCOUNTS

5.1	Capital Accounts	23
5.2	Adjustments	23
5.3	Negative Capital Accounts	23
5.4	Transfers	23

Article VI
ALLOCATIONS

6.1	Allocations of Net Profits and Net Losses	24
6.2	Regulatory Allocations	24
6.3	Tax Allocations	26

Article VII
MANAGEMENT AND OPERATIONS

7.1	Managing Member	27
7.2	Meetings; Approval by Special Vote	29
7.3	[Intentionally Deleted].	29
7.4	Officers	29
7.5	No Compensation of Members	30
7.6	Major Decisions	30
7.7	Company Expenditures	31
7.8	Financial Crimes Compliance.	31
7.9	Personal Data.	32
7.10	Affiliate Agreements	32
7.11	Documentation/Deliveries	33
7.12	Tax Considerations	33
7.13	REIT Opinions	34
7.14	[Intentionally Deleted]	35
7.15	JV REIT Board of Directors	35
7.16	Other Activities of Members	35
7.17	Plan Assets	35
7.18	REIT Qualification.	35
7.19	General Restriction.	35
7.20	Non-Related Party Confirmation.	36

Article VIII
INDEMNIFICATION OF MEMBERS AND THEIR AFFILIATES

8.1	Liability and Indemnification of the Members	36
8.2	Cause Event Indemnification	39
8.3	Guaranty Payment Indemnification	39
Article IX
TRANSFER/REMOVAL OF MANAGING MEMBER & OTHER MANAGERS
9.1	Limitations on Transfer	39
9.2	[Intentionally Deleted]	41
9.3	[Intentionally Deleted]	41
9.4	Cause Event Rights/Remedies	41
9.5	Replacement of Managing Member	42
9.6	Partition	42

Article X
DISSOLUTION AND LIQUIDATION.

10.1	Dissolution	42
10.2	Bankruptcy	43
10.3	Procedures	43
10.4	No Recourse to Assets of Members	43
10.5	Termination of the Company	43

Article XI
FISCAL AND ADMINISTRATIVE MATTERS

11.1	Deposits	44
11.2	Books and Records	44
11.3	Reports	44
11.4	Accounting Method; Taxable Year; Fiscal Year	44
11.5	Company Accountant	44

Article XII
MISCELLANEOUS

12.1	Counterparts/Electronic Signature	45
12.2	Survival of Rights	45
12.3	Severability	45
12.4	Notification or Notices	45
12.5	Time of the Essence	46
12.6	Third Party Beneficiaries	46
12.7	Entire Agreement/Amendment	46
12.8	Waiver	47
12.9	Confidentiality	47
12.10	[Intentionally deleted]	49
12.11	Expenses	49
12.12	Certain Waivers	49
12.13	Members’ Representations, Warranties and Covenants	49
12.14	Governing Law	52
12.15	Arbitration	52
12.16	Further Assurances	54

SCHEDULES

Schedule I - Members
Schedule II - Insurance Policies
Schedule III - Major Decisions
Schedule IV - Properties
Schedule V - Service Providers
Schedule VI - Knowledge Parties
Schedule VII - Reports
Schedule VIII - Outside Member Notice Address

EXHIBITS

Exhibit A - Example of IRR Calculation
Exhibit B - Officers
Exhibit C - Constructive Ownership Rules
Exhibit D - Form of Indemnification and Contribution Agreement

JOINT VENTURE AND

LIMITED LIABILITY COMPANY
AGREEMENT
OF
NVO PROMOTE LLC

This Joint Venture and Limited Liability Company Agreement (this “Agreement”) of NVO PROMOTE LLC, a Delaware limited liability company (the “Company”), dated as of August 26, 2022 (the “Effective Date”), by and between GRT VAO OP, LLC, a Delaware limited liability company (together with its permitted successors and assigns, “Outside Member”), and RVMC Capital LLC, a Delaware limited liability company (together with its permitted successors and assigns, “RVMC”), and each of those Persons listed as a member on the books and records of the Company from time to time.

RECITALS

A.          The Company was formed as a limited liability company pursuant to the filing of the Certificate of Formation of the Company on May 4, 2022 (the “Certificate of Formation”), in accordance with the Act.

B.          The Company owns forty-nine percent (49%) of the common membership interests in Galaxy REIT LLC, a Delaware limited liability company (the “Master REIT”), which in turn will own all of the common membership interests in each JV REIT.

C.           Each Person whose name is set forth on Schedule I attached hereto and who is a signatory to this Agreement shall be a Member, effective as of the Effective Date.

In consideration of the mutual covenants and the promises contained herein (the receipt and sufficiency of which being hereby acknowledged), the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1        Certain Defined Terms. As used in this Agreement, in addition to the terms defined elsewhere herein, the following terms have the meanings specified below:

“Act” has the meaning assigned to it in the preamble to this Agreement.

“Additional Capital Contribution Date” has the meaning assigned to it in Section 3.1.3(b).

“Additional Capital Contribution Notice” has the meaning assigned to it in Section 3.1.3(b).

“Additional Capital Contributions” has the meaning assigned to it in Section 3.1.3(a).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Taxable Year, or portion thereof, after giving effect to the following adjustments:

(i)          Credit to such Capital Account any amounts which such Member actually is obligated to restore, or is deemed to be obligated to restore pursuant to the penultimate sentences in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)         Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, such specified Person.  For the purposes of this Agreement, a Member shall not be an Affiliate of the Company or any Company Subsidiary.

“Affiliate Agreement” means any agreement between the Company, on the one hand, and RVMC and/or any Affiliate of RVMC, on the other hand.

“Agreement” has the meaning assigned to it in the preamble to this Agreement.

“Appraisal” means a written determination made by a Qualified Appraiser of the fair market value of the assets to be appraised.

“Available Cash” means, for any period of determination, any and all cash proceeds received by the Company from the Master REIT during that period, plus the amount of any reduction in reserves, less the amount of any increase in reserves for Company needs and other reasonably anticipated costs and expenses (in each case of any such reduction or increase, as reasonably determined by the Managing Member).

“Bankruptcy Act” means the United States Bankruptcy Reform Act of 1978.

“Bankruptcy Action” means, with respect to any Person, (a) the commencement by such Person or any Affiliate of any case, action or proceeding relating to bankruptcy, insolvency, reorganization or relief of debtors against such Person, (b) the institution of any proceedings by such Person or any Affiliate to have such Person adjudicated as bankrupt or insolvent, (c) the consent by such Person or any Affiliate to the institution of bankruptcy or insolvency proceedings against such Person, (d) the filing by such Person or any Affiliate of a petition, or consent by such Person or any Affiliate to a petition, seeking reorganization, arrangement, adjustment, winding up, dissolution, composition, liquidation or other relief or other action by or on behalf of such Person under the Bankruptcy Act or any other existing or future law of any jurisdiction on behalf of such Person under the Bankruptcy Act or any other federal or state law relating to bankruptcy, (e) the seeking or consenting by such Person or any Affiliate to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such Person or for all or substantially all of such Person’s assets, (f) the making by such Person of an assignment for the benefit of the creditors of such Person or (g) the filing of an involuntary petition (by any Person that is not an Affiliate of such Person) against such Person under the Bankruptcy Act or any other federal or state bankruptcy or insolvency law that shall remain undismissed or unstayed for a period of ninety (90) days from the filing thereof. The foregoing definition of “Bankruptcy Action” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in sections 18-101(1) and 18-304 of the Act.

“Big Four Audit Firms” means, collectively, Ernst & Young LLP, PricewaterhouseCoopers LLP, Deloitte LLP, and KPMG LLP.

“Board” has the meaning assigned to it in the applicable JV Operating Agreement.

“Board Member” has the meaning assigned to it in the applicable JV Operating Agreement.

“Board Member Designating Party” has the meaning assigned to it in Section 7.15.

“Business Day” means any day other than Saturday, Sunday, any day that is a legal holiday in the State of New York, New York or in the Republic of Singapore, or any other day on which the banking institutions in the State of New York or in the Republic of Singapore are authorized to close.

“Capital Account” has the meaning assigned to it in Section 5.1.

“Capital Contribution” means, in respect of each Member, any capital contribution in the form of cash (or any other property) made to the Company by such Member or its predecessor-in-interest.

“Capital Gain Dividend” means any amount of money or property distributed by the Master REIT that (x) is properly designated by the Master REIT as a “capital gain dividend” within the meaning of section 857(b)(3)(C) of the Code or (y) without duplication of the amounts described in clause (x), could be deemed to have been designated by the Company as a capital gain dividend under Treasury Regulations Section 1.1445-8(c)(2)(ii)(A).

“Carried Interest” has the meaning assigned to it in Section 4.2(b)(iii).

“Carried Interest Adjustment” has the meaning assigned to it in Section 4.2(c).

“Carried Interest Payment Period” has the meaning assigned to it in Section 4.2(e).

“Cause Event” means any of the following, if and to the extent a “Cause Event” is declared by written notice by Outside Member to Managing Member:

(i)          a court has determined, or a determination is made pursuant to Section 12.15, that (a) any Manager Party has committed or engaged in fraud, willful misconduct or gross negligence in connection with or relating to the Company or any asset of the Company, (b) any Manager Party has committed or engaged in a criminal act involving financial dishonesty or a felony in connection with or relating to the Company or any asset of the Company, (c) any Manager Party has breached its fiduciary duty with respect to the handling and safekeeping of the cash of the Company including, without limitation, the Capital Contributions and any funds received or held by the Company or any other JV Entity, or (d) any member of Senior Management has engaged in any of the conduct or actions described in clause (a), (b) or (c) whether or not such conduct is in connection with or relates to the Company or any asset of the Company (any of the foregoing described in this clause (i), a “breach”); provided, however, that if the breach (1) was not committed or caused by Senior Management, and (2) is capable of being cured, no Cause Event shall be deemed to have occurred if all of the following shall have been satisfied within thirty (30) days of the date that any Manager Party becomes aware of, or receives written notice of, such breach (and if additional time is required to satisfy clause (x) below (other than for any breach of a payment of any monetary obligation) and the applicable Manager Party is diligently and continuously pursuing such cure, within ninety (90) days in the aggregate following the date that any Manager Party becomes aware of, or receives written notice of, such breach): any Manager Party (x) cures such breach, (y) causes the individual(s) that engaged in the conduct to be removed from the performance of, and contact with, the Company, all JV Entities and all investments of the JV Entities, and (z) makes each of Outside Member, the Company and each of the other JV Entities whole for the financial loss of such parties resulting from such action or conduct; provided, however, that after the third (3rd) separate breach pursuant to this clause (i), then the Managing Member and its Affiliate(s) shall not be entitled to any further cure rights with respect to (and Outside Member shall not have any obligation to accept the cure of) any additional breach pursuant to this clause (i);

(ii)         (a) if any Manager Party, in its capacity as the manager of the Company, fails to pay any amounts required to be paid to the Company or to Outside Member with respect to the Company when due pursuant to the terms of this Agreement or any written agreement with the Company, in each case, if such failure shall continue for a period in excess of fifteen (15) Business Days after receipt of notice of the failure to fund such amount that was due or required to be funded;

(iii)        any Manager Party has taken any action constituting a Major Decision or otherwise requiring any Special Approval without having obtained the requisite approval (the foregoing described in this clause (iii), a “breach”), provided if the action or conduct giving rise to the breach is capable of being cured, no Cause Event shall be deemed to have occurred if all of the following shall have been satisfied, within thirty (30) days of the date that any Manager Party becomes aware of, or receives written notice of, such breach (and if additional time is required to satisfy clause (a) below (other than for any breach of a payment of any monetary obligation) and any Manager Party is diligently and continuously pursuing such cure, within ninety (90) days in the aggregate following the date that any Manager Party becomes aware of, or receives written notice of, such breach): any Manager Party (a) cures such breach and (b) makes each of Outside Member, the Company and each of the other JV Entities whole for the actual financial loss of such parties resulting from such action or conduct; provided, however, that after the third (3rd) separate breach pursuant to this clause (iii), then the Managing Member and its Affiliate(s) shall not be entitled to any further cure rights for (and Outside Member shall not have any obligation to accept the cure of) any additional breach pursuant to this clause (iii);

(iv)       any Manager Party breaches or violates the terms of Section 7.8 (the foregoing described in this clause (iv), a “breach”); provided, however, that if the breach (a) was not committed or caused by Senior Management, and (b) is capable of being cured, no Cause Event shall be deemed to have occurred if all of the following shall have been satisfied within thirty (30) days of the date that any Manager Party becomes aware of, or receives written notice of, such breach (and if additional time is required to satisfy clause (1) below (other than for any breach of a payment of any monetary obligation) and the applicable Manager Party is diligently and continuously pursuing such cure, within ninety (90) days in the aggregate following the date that any Manager Party becomes aware of, or receives written notice of such breach): any Manager Party (1) cures such violation, (2) causes the individual(s) that engaged in the conduct to be removed from the performance of, and contact with, the Company, all JV Entities and the Properties, and (3) makes each of Outside Member, the Company and each of the other JV Entities whole for the actual financial loss of such parties resulting from such conduct, provided, however, that after the third (3rd) separate breach pursuant to this clause (iv), then the Managing Member and its Affiliate(s) shall not be entitled to any further cure rights for (and Outside Member shall not have any obligation to accept the cure of) any additional breach pursuant to this clause (iv);

(v)         any Manager Party (or any Affiliate of a Manager Party, as applicable) breaches the terms of Section 7.12.1, Section 7.12.2, Section 7.13, Section 7.18, and/or Section 7.19;

(vi)        any Bankruptcy Action occurs with respect to any Manager Party or any Member that is an Affiliate of Managing Member (but excluding, in each case, any individual);

(vii)        (i) any “Cause Event” has occurred pursuant to any JV Operating Agreement and any Outside Board Member (as defined in such JV Operating Agreement) has delivered written notice declaring a “Cause Event” hereunder, and/or (ii) any “Cause Event” has occurred pursuant to terms of the Equityholders’ Agreement or any other Venture Agreement; and/or

(viii)      any Manager Party fails to comply in any material respect with any other term and/or condition of this Agreement (or breaches in any material respect any representations in this Agreement), any other Venture Agreement (including any Affiliate Agreement) or the Side Letter (to the extent not covered by the other provisions of this definition) (any of the foregoing described in this clause (viii), a “breach”), provided, if the breach is capable of being cured, no Cause Event shall be deemed to have occurred if within thirty (30) days of the date that any Manager Party becomes aware of, or receives written notice of such breach, (a) such breach is cured, and (b) the Manager Parties make each of Outside Member, the Company and each of the other JV Entities whole for the actual financial loss of such parties resulting from such breach (provided, further, that such thirty (30) day cure period shall be extended (other than for any breach of a payment of any monetary obligation) so long as the applicable Manager Party has commenced and is diligently and continuously pursuing such cure for a period not to exceed ninety (90) days in the aggregate).

“Certificate of Formation” has the meaning assigned to it in the recitals to this Agreement.

“Change in Law” means (i) any amendment to, or change in, the Legal Requirements (or any regulations promulgated under those Legal Requirements) of the United States or any political subdivision or Taxing Authority thereof, affecting taxation that is enacted, decided, or becomes effective after the Effective Date, or (ii) any published revenue ruling, notice or other administrative guidance issued or promulgated by the Treasury Department or the Internal Revenue Service after the Effective Date.

“Claim” has the meaning assigned to it in Section 8.1.8.

“Closing Capital Contribution” has the meaning assigned to it in Section 3.1.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” has the meaning assigned to it in the preamble to this Agreement.

“Company Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(2) for “partnership minimum gain.”

“Company Subsidiary” means each JV Entity and each other direct and indirect Subsidiary of the Company, including any of the Property Owners.

“Confidential Information” has the meaning assigned to it in Section Error! Reference source not found..

“Control” (and the correlative terms “controlled by”, “controlling” and “under common control with”) of a Person means the possession, direct or indirect, of the power to direct or cause the direction of the business and affairs of such Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person may Control another Person notwithstanding that one or more third parties may have the right to participate in, or veto, material or significant decisions of the other Person.

“Depreciation” means, for each Taxable Year or other relevant period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to an asset for such Taxable Year or other relevant period, except that with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for U.S. federal income tax purposes at the beginning of such Taxable Year or other relevant period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other relevant period bears to such beginning adjusted tax basis; provided that if the adjusted tax basis for U.S. federal income tax purposes of an asset at the beginning of such Taxable Year or other relevant period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any method selected by the Managing Member and approved by Outside Member.

“Dispute” has the meaning assigned to it in Section 12.15.1.

“Effective Date” has the meaning assigned to it in the preamble to this Agreement.

“Equity Interests” means, in respect of any Member, all of such Member’s right, title and interest in and to the management, information, allocations, distributions and capital of the Company, any and all other interests in the Company and any other benefits to which a Member may be entitled, in each case as provided in this Agreement and/or under the Act, subject to the obligations of such Member to comply with all of the terms and provisions of this Agreement.

“Equityholders’ Agreement” means that certain Equityholders’ Agreement by and among each of the Members, the Company, Promote I, Promote I Member, WS One Partners, and Asset Manager (as defined in each of the JV Operating Agreements).

“ERISA” means The Employee Retirement Income Security Act of 1974.

“Final Determination Date” has the meaning assigned to it in Section 4.2(e).

“Financial Crimes Compliance Laws” has the meaning assigned to it in Section 7.8(a).

“Financial Crimes Laws” has the meaning assigned to it in Section 7.8(a).

“Fiscal Year” means the twelve month period ending on December 31 of each year.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)          The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of the asset, as agreed by the Members and reflected on Schedule I attached hereto;

(b)         The Gross Asset Value of all Company assets will be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account) as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member for more than a de minimis contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Member’s interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-l(b)(2)(ii)(g); and (iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing or a new Member acting in a “Member capacity,” or in anticipation of becoming a “partner” (in each case, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(d));

(c)         The Gross Asset Value of any Company asset distributed to any Member will be adjusted to equal the gross fair market value of such asset (taking 7701(g) of the Code into account) on the date of distribution;

(d)        The Gross Asset Value of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of these assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining the Capital Accounts pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m); and

(e)          If the Gross Asset Value of an asset of the Company has been determined or adjusted pursuant to paragraph (a), (b), or (d) above, such Gross Asset Value will then be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Guarantor” means WPM and RV Office, jointly and severally.

“Guaranty” means that certain Guaranty, dated as of the Effective Date, by Guarantor in favor of the Guaranty Parties.

“Guaranty Parties” has the meaning assigned to it in Section 8.2.

“ICC Court” has the meaning assigned to it in Section 12.15.1.

“ICC Rules” has the meaning assigned to it in Section 12.15.1.

“Imputed Underpayment Amount”  means (a) any “imputed underpayment” within the meaning of Code Section 6225 (or any corresponding or similar provision of state, local or foreign tax law) paid (or payable) by the Company as a result of any adjustment by the IRS with respect to any Company item of income, gain, loss, deduction or credit of the Company (including any “partnership related item” within the meaning of Code Section 6241(2)(or any corresponding or similar provision of state, local or foreign tax law)), including any interest, penalties or additions to tax with respect to such adjustment, (b) any amount not described in clause (a) (including interest, penalties or additions to tax with respect to such amounts) paid (or payable) by the Company as a result of the application of Code Sections 6221-6241 (or any corresponding or similar provision of state, local or foreign tax law), and/or (c) any amount paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of such amounts, whether by law or agreement, as a result of the application of Code Sections 6221-6241 (including for the avoidance of doubt Section 6226(b)) (or any corresponding or similar provision of state, local or foreign tax law), including any interest, penalties or additions to tax with respect to such amounts.

“Indemnitee” means a RVMC Indemnitee and/or an Outside Member Indemnitee, as the context requires.

“IRR” (Internal Rate of Return) means, with respect to any Member, the internal rate of return on such Member’s Capital Contributions calculated using the XIRR function in Microsoft Excel 2010, or any subsequent version of Microsoft Excel, and otherwise calculated in accordance with Section 4.2.3.

“JV Entity(ies)” means the Company and any of the Company Subsidiaries, including the JV REITs and the Property Owners.

“JV Operating Agreement” means each of (i) that certain Limited Liability Company Agreement of the Master REIT, dated as of the Effective Date, as the same may be amended from time to time, and (ii) with respect to any other JV Entity, the operating agreement (or similar organizational document(s)) of such JV Entity, as the same may be amended from time to time.

“JV REIT Member” has the meaning set forth for “Member” in the JV Operating Agreement and the applicable JV REIT.

“JV REIT Permitted Capital Call” has the meaning of “Permitted Capital Call” in the JV Operating Agreement of the Master REIT.

“JV REIT Shortfall Loan” has the meaning of “Shortfall Loan” as set forth in the JV Operating Agreement of the Master REIT.

“JV REIT Units” has the meaning set forth for “Common Units” in the JV Operating Agreement of the applicable JV REIT.

“JV REIT(s)” means, individually or collectively, as applicable, the Master REIT  and each Subsidiary REIT (as defined in the JV Operating Agreement of the Master REIT).

“Legal Requirements” means all laws, statutes, or ordinances, and the orders, rules, regulations, directives and requirements of any Governmental Authority that are applicable to the Company, any Company Subsidiary, any of the Properties and/or any of the Members.

“Liquidating Agent” has the meaning assigned to it in Section 10.3.1.

“Major Decision” has the meaning assigned to it in Section 7.6(a).

“Manager Party” means Managing Member, any Affiliate of Managing Member providing services to the Company, any Officer and any Manager Party (as defined in each JV Operating Agreement).  For the avoidance of doubt, neither WS One Partners, nor WPT, each in its respective capacity as an Affiliate of RVMC, shall be deemed a Manager Party so long as such party is not otherwise engaged as a manager or otherwise to provide (and so long as such party is not otherwise providing) management services to any JV Entity or any Property.

“Managing Member” means RVMC Capital LLC, a Delaware limited liability company, in its capacity as the managing member of the Company, as the same may be replace in accordance with the terms of this Agreement, including Section 9.4 hereof.

“Master REIT” has the meaning assigned to it in the recitals to this Agreement.

 “Maximum Commitment” means, with respect to each Member, the Maximum Commitment identified next to the name of such Member on Schedule I attached hereto.

“Member” or “Members” any Person that is a member of the Company, so long as such Person continues as a member of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means “partner nonrecourse debt minimum gain” as set forth in Treasury Regulations Sections 1.704-2(i) and 1.704-2(d).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i).

“Net Profits” and “Net Losses” means for each Taxable Year or other period, an amount equal to the Company’s taxable income or loss for such year or period determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

(a)        Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definitional Section shall be added to such taxable income or loss;

(b)        Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this of “Net Profits” and “Net Losses”, shall be subtracted from such taxable income or loss;

(c)        The difference between the adjusted tax basis and the Gross Asset Value of any property distributed in kind by the Company to any Member (in liquidation or otherwise) shall be taken into account (as an item of Net Profits if such fair market value shall exceed such adjusted basis, and as an item of Net Losses if such adjusted basis shall exceed such fair market value);

(d)        Gain or loss with respect to any assets contributed to the Company by a Member, shall be computed by reference to the Gross Asset Value of such assets, rather than such assets’ adjusted tax bases;

(e)         Gain or loss following any adjustment of the Members’ Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f), shall be computed by reference to the restated value of the Company’s assets, rather than such assets’ adjusted tax bases; and

(f)         In lieu of the depreciation, amortization and other costs recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year or other period, computed in accordance with the definition thereof.

“New York Courts” has the meaning assigned to it in Section 12.15.5(b).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Notices” has the meaning assigned to it in Section 12.4.1.

“OFAC List” means the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control, pursuant to applicable Legal Requirements, including, without limitation, trade embargo, economic sanctions or other prohibitions imposed by an Executive Order of the President of the United States. As of the Effective Date, the OFAC List is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.

“Officer” has the meaning assigned to it in Section 7.4.1.

“Outside Member Indemnitee” means any of Outside Member or any of its respective principals, heirs, executors, administrators, partners, members, direct and indirect equityholders, stockholders, trustees, employees, employers, officers, directors, managers, agents, successors or assigns.

“Outside Member” has the meaning assigned to it in the preamble to this Agreement.

“Outside Member Service Provider Ownership Limit” has the meaning assigned to it in Section 7.20.

“Outside Member Tenant Ownership Limit” has the meaning assigned to it in Section 7.20.

“Partnership Representative” has the meaning assigned to it in Section 7.12.6.

“Percentage Interest” has the meaning assigned to it in Section 3.3.

“Permitted Capital Call” means any capital call required (i) to fund any JV REIT Permitted Capital Call(s), and (ii) for any other purpose approved unanimously by the Members, provided, notwithstanding anything to the contrary contained in this Agreement, a Member shall not have any obligation hereunder to make any contribution of capital or fund any amounts, in the aggregate, in excess of its Maximum Commitment.

“Permitted Manager Affiliate” means any Person that is majority-owned and Controlled by Thomas A. Rizk and/or Roger W. Thomas.

“Permitted Transferee” has the meaning assigned to it in Section 9.1.2.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization or other legal entity, including a Governmental Authority or any department, agency or political subdivision thereof.

“Personal Data” means any information relating to a natural person that is considered “personal data,” “personal information,” and/or “personally identifiable information” (or any similar concept thereto) as defined under applicable privacy or data security laws. For the avoidance of doubt, the address of any Property shall not constitute “Personal Data” unless it is associated with a specific natural person.

“Promote I” means MWO Promote LLC, a Delaware limited liability company.

“Promote I JV Agreement” means that certain Limited Liability Company Agreement of Promote I, dated as of the Effective Date, as the same may be amended from time to time.

“Promote I Member” means Milky Way Office, LLC, a Delaware limited liability company.

“Property” (or “Properties”) has the meaning assigned to it in the applicable JV Operating Agreement.

“Property Management Agreement” has the meaning assigned to it in the applicable JV Operating Agreement.

“Property Manager” has the meaning assigned to it in the applicable JV Operating Agreement.

“Property Owner(s)” has the meaning assigned to it in the applicable JV Operating Agreement.

“Proportionate Share” means, with respect to the Master REIT, the proportionate ownership of the Company in the Master REIT determined by dividing the number of JV REIT Units held by the Company in the Master REIT by the sum of (i) the aggregate of all JV REIT Units of the Master REIT and (ii) the outstanding Excess Units (as defined in the JV Operating Agreement of the Master REIT) that were converted from Common Units (as defined in the JV Operating Agreement of the Master REIT), if any.

“Qualified Appraiser” means an appraiser who is not and has not been a board member, officer, director, shareholder, partner, member, trustee, agent, employee, any Member or an Affiliate of any Member at any time, who is qualified to appraise properties of the type of the Properties in the region where the Properties are located, who is a member of the Appraisal Institute (or any successor association or body of comparable standing if such Appraisal Institute is not then in existence), who has held his or her certificate as an M.A.I. or its equivalent for a period of not fewer than ten (10) years, who has been actively engaged in the appraisal of such properties immediately preceding his or her appointment under this Agreement and who meets and complies with the Company’s then-applicable standards and requirements for real estate appraisers.

“REIT” means a “real estate investment trust” within the meaning of Section 856 of the Code and the Treasury Regulations thereunder.

“Related Arbitration Agreements” has the meaning assigned to it in Section 12.15.2.

“Removal Right” has the meaning set forth in the JV Operating Agreement of the Master REIT.

“Required Capital Contributions” means, with respect to any Member, (i) any Capital Contributions required pursuant to any Permitted Capital Call, (ii) any Capital Contributions required to fund the cost of any acquisition by the Company of any direct or indirect interests in any JV Entity or any Property pursuant to any right of first offer, forced sale or similar provisions of any Venture Agreement if such acquisition is approved pursuant to Section 7.6(b), and (iii) any Capital Contributions called pursuant to any Permitted Capital Call if such Capital Contributions have been approved by such Member (whether (1) unanimously approved by all Members pursuant to this Agreement or (2) approved by a Board Member appointed by such Member (A) pursuant to a Special Board Approval (as defined in the applicable JV Operating Agreement), or (B) by express approval of such capital contribution in the Approved Business Plan (as defined in the applicable JV Operating Agreement)).

“RVMC” has the meaning assigned to it in the preamble to this Agreement.

“RVMC Indemnitee” means any of RVMC, any Manager Party or any of their respective principals, heirs, executors, administrators, partners, members, stockholders, trustees, employees, employers, officers, directors, managers, agents, successors or assigns and including RVMC in its capacity as the Partnership Representative (and any designated individual thereof).

“RV Office” mean RV Office, LLC, a Delaware limited liability company, and its successors and assigns.

“Sanctions Laws and Regulations” has the meaning assigned to it in Section 7.8(a).

“Securities Act” means the Securities Act of 1933.

“Senior Management” means any of Thomas A. Rizk (or his successor (and any person holding the same or similar title at WPM or RVMC)), Roger W. Thomas (or his successor (and any person holding the same or similar title)) at WPM or RVMC.

“Side Letter” means that certain letter agreement by and among the Members, the Company, the Asset Manager and the other parties thereto, dated as of the date hereof.

“Special Approval” has the meaning assigned to it in Section 7.2.2.

“Standards of Conduct” has the meaning assigned to it in Section 7.1.2.

“Subsidiary” means with respect to any Person, any other Person of which all or any portion of (i) the voting power of the voting securities or other voting interests, or (ii) the outstanding equity securities or other equity interests, is owned, directly or indirectly, by such Person.

“Tax Distribution” has the meaning assigned to it in Section 4.2(f).

“Tax Return” means any return, report, claim for refund, information return or other document (including any related or supporting schedules, statements or information, and any amendment thereto) filed or required to be filed in connection with the determination, assessment or collection of taxes or the administration of any Legal Requirements relating to any taxes, including any amendments thereto.

“Taxable Year” means the taxable year of the Company as determined in accordance with Section 706(b) of the Code and the applicable Treasury Regulations.

“Taxing Authority” means any United States (federal, state or local) or other Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any tax.

“Tenant/Contractor Ownership Attribution Rules” has the meaning assigned to it in Section 7.20.

“Transfer” (as a noun) means any sale, transfer, gift, assignment, hypothecation, pledge, encumbrance, participation, devise or other disposition, whether voluntary or involuntary, whether of record, constructively or beneficially and whether by operation of law or otherwise. “Transfer” (as a verb) shall have the correlative meaning.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Tribunal” has the meaning assigned to it in Section 12.15.1(c).

“Trust” has the meaning assigned to it in Section 9.1.4.

“Venture Agreement(s)” means this Agreement, the Promote I JV Agreement, the Equityholders’ Agreement, each JV Operating Agreement (including the Joinder, Acknowledgement and Guaranty which is a part of any such agreement), the organizational agreements of the other Company Subsidiaries, and the Property Management Agreement.

“Voting Stock” means capital stock issued by a corporation, partnership interests issued by a partnership, limited liability company interests issued by a limited liability company or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“WPM” means Workspace Property Management, L.P., a Delaware limited partnership, and its successors and assigns.

“WPT Board Member(s)” has the meaning assigned to it in the applicable JV Operating Agreement.

“WPT Relevant Parties” has the meaning assigned to it in Section 7.8(a).

“WS One Partners” means WS One Partners, L.P., a Delaware limited partnership.

1.2          Interpretation. Unless otherwise specified herein:

1.2.1     Any reference to any Legal Requirement shall include all statutory and regulatory provisions promulgated thereunder and all provisions consolidating, amending, replacing or interpreting any Legal Requirement, and any Legal Requirement shall refer to such Legal Requirement as amended, modified, supplemented or otherwise from time to time.

1.2.2      Any definition of or reference to any agreement, instrument or other document (including any limited liability agreement or certificate of formation) shall refer to such agreement, instrument or other document as amended, modified, restated, supplemented or otherwise from time to time.

1.2.3      In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

1.2.4       The singular includes the plural and the plural includes the singular.

1.2.5      Masculine pronouns shall include the feminine and neuter, neuter pronouns shall include the masculine and the feminine, and feminine pronouns shall include the masculine and the neuter.

1.2.6       The words “Article,” “Section,” “Exhibit” and “Schedule” shall refer to an article, section, exhibit or schedule to this Agreement.

1.2.7      The words “herein,” “hereof” and “hereunder” and other words of similar import shall refer to this Agreement as a whole and not any particular article, section, exhibit or schedule.

1.2.8      This Agreement shall be interpreted and enforced in accordance with its provisions and without the aid of any custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provisions in question.

1.2.9      The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.2.10    The parties intend that the language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the Members.

1.2.11    The Section titles and captions of Sections in this Agreement are for convenience only and in no way shall define, limit, extend or describe the scope or intent of any of the provisions hereof, shall not be deemed part of this Agreement and shall not be used in construing or interpreting this Agreement.

 ARTICLE II
ESTABLISHMENT OF THE COMPANY

2.1         Formation of the Company. The Company was formed as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate of Formation on May 4, 2022 with the Office of the Secretary of State of the State of Delaware as required by the Act. The Managing Member shall file and record with the proper offices in the State of Delaware and any other jurisdiction in which the Company does business, such further certificates and other filings as shall be required or advisable under the Act or applicable Legal Requirements. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.2         Company Name. The name of the Company is “MWO Promote LLC.” All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name.

2.3         Purposes. The purposes of the Company are to (i) invest in assets, including the Properties, located in the United States directly or indirectly through the Master REIT and the other JV Entities, which, JV Entities have (or will have) the purpose of directly or indirectly, owning, financing, maintaining, operating, improving, leasing, managing and selling the Properties for income and profit, and (ii) exercise all of its rights in the assets, the JV Entities, and the Company Subsidiaries. Subject to the terms of this Agreement, the Company shall have all the powers necessary, incidental or convenient to effect any of the foregoing purposes, including all powers granted by the Act. In no event shall the purposes or the business of the Company be extended beyond the foregoing matters described unless approved by Special Approval.

2.4         Principal Place of Business and Address. The principal place of business of the Company shall be located at c/o Galaxy REIT LLC, 777 Yamato Road, Suite 105, Boca Raton, FL  33431. The Company may maintain offices and other facilities from time to time at such other locations in the United States as may be deemed necessary or advisable by the Managing Member.

2.5        Agent for Service and Registered Office. The agent for service of process upon the Company shall be The Corporation Service Company and the registered office shall be at 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware  19801, or such other agent and office as may be designated from time to time by the Managing Member. The registered office of the Company in the State of Delaware shall be in care of such agent for service of process or such other address as may be designated from time to time by the Managing Member; provided, however, that the Company shall at all times maintain a registered agent and a registered office in the State of Delaware.

2.6         Term. The term of the Company commenced on the date of the filing of the Certificate of Formation with the Secretary of State and shall continue in full force and effect until the dissolution and termination of the Company pursuant to Article X.

2.7         Members. The names and addresses of the Members are set forth on Schedule I attached hereto. Schedule I (and/or the books and records of the Company) shall be maintained and amended from time to time to reflect the names and addresses of each Member, the Capital Contributions made (or deemed made) by (and Capital Account of) such Member. Each Person who becomes a Member of the Company shall, upon so becoming a Member and (as applicable) making its initial Capital Contribution, be deemed to have accepted and agreed to be bound by all of the terms and conditions of this Agreement, as the same may be amended from time to time in accordance with the terms hereof.

ARTICLE III
 CAPITAL CONTRIBUTIONS AND MEMBERS

3.1          Capital Contributions.

3.1.1      Capital Contributions of Members.

(a)        Each Member as of the Effective Date has made a Capital Contribution to the Company as more particularly set forth on Schedule I attached hereto on the Effective Date, including for the purposes of funding all capital needs (including working capital and reserves) of the Company as of the Effective Date, including pursuant to any Permitted Capital Call from the Master REIT to fund the Company’s Proportionate Share of all capital needs of the Master REIT and its Subsidiaries (with respect to each Member, the “Closing Capital Contribution”). Except as set forth on Schedule I, all Capital Contributions shall be made by means of wire transfer of immediately available funds to the account of the Company or to such other account or by such other method as the Managing Member specifies.

(b)         Notwithstanding anything to the contrary contained in this Agreement or any other Venture Agreement, (i) in no event shall any Member be required, obligated or permitted to fund any amounts to, or with respect to, the Company, any of the other JV Entities or the Properties or their respective operations (A) in excess of such Member’s Closing Capital Contribution and any Required Capital Contributions, and/or (B) in excess of such Member’s Percentage Interest, multiplied by the aggregate amount called by the Managing Member pursuant to any capital call, and (ii) a Member shall not be required to fund any amounts to the Company (as a capital contribution or otherwise) in excess of its Maximum Commitment.  For the avoidance of doubt, a failure of any Member to fund any Additional Capital Contribution shall not constitute a default under, or a breach of, this Agreement.

(c)         Except as set forth in this Agreement or upon the dissolution of the Company, no Member shall have the right to voluntarily withdraw, resign or retire from the Company or to demand a withdrawal, reduction or return of its Capital Contributions or receive interest thereon.

3.1.2      [Intentionally Deleted]

3.1.3      Additional Capital Contributions.

(a)          The Managing Member shall have no authority to make any capital call to any Member, other than Permitted Capital Calls to the Members only as, when, and to the extent that ordinary cash flows of the Company Subsidiaries are not available to satisfy the same (such Capital Contributions made pursuant to any Permitted Capital Call, “Additional Capital Contributions”).

(b)         Subject to the terms of Section 3.1.3(a) above, the Managing Member shall request Capital Contributions from each Member in proportion to its Percentage Interest by written notice (an “Additional Capital Contribution Notice”) delivered to such Member stating the amount of capital required to be contributed by such Member, the purpose of the contribution, and the date by which such Member is required to make the Additional Capital Contribution (an “Additional Capital Contribution Date”), which shall be no less than ten (10) Business Days from the date of receipt of the Additional Capital Contribution Notice by such Member. The Managing Member may call capital from the Members only for the Closing Capital Contribution and Required Capital Contributions made in accordance with the terms of this Section 3.1.3.

(c)         If the Master REIT makes a capital call to the Company for funds that would be a Required Capital Contribution, but the Managing Member has failed to send an Additional Capital Contribution Notice therefor, any other Member shall have the right to send the Additional Capital Contribution Notice to the Members therefor and if any Member delivers an Additional Capital Contribution Notice in accordance with the terms of this Section 3.1.3(c), the terms of Section 3.1 relating to capital calls and Capital Contributions shall apply.

3.2         Loans to the Company. Except as otherwise approved by Special Approval pursuant to Section 7.2.2, no Member shall be required or permitted to (a) make any loan or advance to the Company or any of its Subsidiaries, or (b) cause to be loaned any money or other assets to the Company or any of its Subsidiaries, nor shall the Company or any of its Subsidiaries be required or permitted under this Agreement to accept any loans or advances offered by any Member.

3.3        Percentage Interest of the Members. The percentage interest of each Member is determined by dividing the amount of such Member’s Capital Contributions by the aggregate of all Members’ Capital Contributions (the “Percentage Interest”), and the sum of all Percentage Interests shall equal one hundred percent (100%).

ARTICLE IV
MEMBERSHIP INTERESTS

4.1        Voting. Except as may otherwise be required by the Act, voting power with respect to all matters requiring Member action shall be vested exclusively in the Members, with each Member entitled to one (1) vote.

4.2          Distributions.

(a)          From and after the Effective Date, Available Cash shall be distributed to the Members on at least a quarterly basis within ten (10) days following the end of each calendar quarter (or if more frequently at such other times as the Managing Member determines that Available Cash is available, taking into account the reasonable business needs of the Company) in accordance with this Section 4.2.  All Available Cash shall be distributed to the Members as set forth in Subsection (b) and (c) below;

(b)          Available Cash shall be distributed to the Members in the following order of priority:

(i)       first, to Outside Member until the cumulative amount distributed to Outside Member (taking into account all prior distributions of Available Cash) would result in Outside Member having achieved an IRR equal to eight percent (8.0%) per annum in respect of the aggregate Capital Contributions made by Outside Member;

(ii)         second, (a) eighty percent (80%) to Outside Member, and (b) twenty percent (20%) to Managing Member, until the cumulative amount distributed to Outside Member (taking into account all prior distributions of Available Cash) would result in Outside Member having achieved an IRR equal to twenty-five percent (25.0%) per annum in respect of the aggregate Capital Contributions made by Outside Member; and

(iii)        thereafter, (a) seventy percent (70%) to Outside Member, and (b) thirty percent (30%) to Managing Member (the amounts set forth in this clause (ii)(b) and (iii)(b), as they may be modified by Subsection (c) below, collectively, the “Carried Interest”).

(c)         Notwithstanding the foregoing Subsections (b)(ii) and (b)(iii) of this Section 4.2, (i) the distributions of Available Cash to Managing Member under Subsection (b)(ii) shall be reduced to 18.1829%, and the distributions of Available Cash to Outside Member shall be increased to 81.8171%, and, giving effect to the foregoing provision for purposes of calculating IRR, (ii) the distributions of Available Cash to Managing Member under Subsection(b)(iii) shall be reduced to 27.2743%, and the distributions of Available Cash to Outside Member shall be increased to 72.7257%, until such time as the aggregate increase in cumulative distributions of Available Cash to the Outside Member by reason of this Subsection (c) over the aggregate cumulative distributions of Available Cash that would have been made to the Outside Member under subsections (b)(ii) and (b)(iii) were this Subsection (c) not operative, equals $10,000,000, at which time this Subsection (c) shall no longer be applicable. The excess of the amount of the cumulative distributions of Available Cash to the Outside Member by reason of this Subsection (c) over the aggregate cumulative distributions of Available Cash that would have been made to the Outside Member under subsections (b)(ii) and (b)(iii) were this Subsection (c) not operative shall be referred to as the “Carried Interest Adjustment”. Upon a sale by Outside Member of all of the Equity Interests (as defined in the JV Operating Agreement of the Master REIT) it indirectly holds in the Master REIT to a third party, Outside Member shall have the option, exercisable in its sole discretion, to either (x) include in such sale its interest in the Carried Interest Adjustment, in which case such third party transferee shall assume the benefit of the Carried Interest Adjustment pursuant to this Section 4.2(c) or (y) retain its interest in the Carried Interest Adjustment. In either case the Outside Member and the Managing Member agree to cooperate in good faith to enter into such agreements and/or amendments to existing agreements to effectuate the transfer or retention of Outside Member’s interest in the Carried Interest Adjustment.

(d)          Notwithstanding anything to the contrary contained in this Agreement, upon the sale or disposition of any Property that is the last Property directly or indirectly owned by the Company (including in connection with the liquidation of the Company) (the date of such event, the “Final Determination Date”), if it is determined that Managing Member has received aggregate distributions in respect of the Carried Interest for the period commencing on the Effective Date to and including the Final Determination Date (the “Carried Interest Payment Period”) in excess of the amount Managing Member would have received had Managing Member’s distribution entitlement in respect of the Carried Interest been determined only as of the Final Determination Date based on the aggregate performance of the Company during the Carried Interest Payment Period, then, Managing Member shall contribute to the Company the lesser of (i) the amount of such excess and (ii) the aggregate Carried Interest distributions (in each case less any taxes attributable to allocations of taxable income associated with such distributions imposed on Managing Member and its direct and indirect owners; provided, that this determination shall be made by applying the rates and methodology set forth in Section 4.2(e)), and the amount of such excess shall be distributed to Outside Member immediately.  The obligations of Managing Member pursuant to this Section 4.2(d) are guaranteed by Guarantor pursuant to the terms of the Joinder and Guaranty attached hereto (which is a part of this Agreement).

(e)          Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall be entitled to receive (at least quarterly) advance distributions (“Tax Distributions”) in respect of its Carried Interest to the extent annual distributions to the Managing Member in respect of its Carried Interest are not sufficient for the Managing Member or its beneficial owners (whether such interests are held directly or indirectly) to pay when due any U.S. federal, state and local taxes (including estimated taxes) imposed on it or them on allocations of taxable income from the Company attributable to the Managing Member’s Carried Interest (based on the highest marginal rates of federal, state and local taxation applicable to an individual resident of New York City, New York, taking into consideration available reduced rates of taxation based on the character of the income being allocated to the Managing Member in respect of its Carried Interest and any available deductions (if any) of state and local taxes against U.S. federal taxable income, the deduction under Section 199A, and other applicable deductions). Any Tax Distributions shall be treated for all purposes of this Agreement as an advance of distributions to which the Managing Member would be entitled pursuant to clause (b) or clause (c) of Section 4.2, in respect of its Carried Interest, and such Carried Interest distributions shall be reduced by the amount of prior Tax Distributions made pursuant to this Section 4.2(e) until such Tax Distributions are recovered in full.

(f)         In the event Outside Member sells all of its Equity Interests in the Company after the first to occur of (x) its making a Permitted Full Joint Venture Election (as defined in the Equityholders Agreement) or (y) the third (3rd) anniversary of the Effective Date and no longer owns any direct or indirect interest in the Master REIT, the net proceeds of such sale shall be deemed to have been distributed as Available Cash for the purposes of Section 4.2, giving effect to Section 4.2(c), and any net proceeds that would have been distributed to the Managing Member as Carried Interest pursuant to such deemed distribution will be payable to the Managing Member.  Following such sale, Section 4.2 shall be adjusted for the transferee taking into consideration the purchase price paid for Outside Member’s Equity Interests.

4.2.2       Withholding.

(a)         The Company may withhold from any allocations or distributions that it makes to the Members any amounts the Managing Member determines, in its reasonable judgment, taking into account any withholding tax forms provided by the applicable Member and in consultation with the Company’s tax advisors, that the Company is required to withhold pursuant to U.S. federal, state or local law. Absent any change in circumstances or Change in Law, the Company shall not withhold on allocations or distributions made to any Member that has timely provided to the Company a properly executed IRS Form W-9, IRS Form W-8EXP, IRS Form W-8BEN or other withholding tax form evidencing an applicable exemption from U.S. withholding tax. Amounts withheld from allocations or distributions to a Member shall be timely paid over to the appropriate Taxing Authority, and shall be deemed to have been distributed to such Member for all purposes of this Agreement. For the avoidance of doubt, any Imputed Underpayment Amount shall be treated as specifically attributable to the Members and shall be allocated by the Managing Member among the Members such that the burden of (or any diminution in distributable proceeds resulting from) any such Imputed Underpayment Amount is borne by those Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise), as reasonably determined by the Managing Member in good faith.

(b)         Before withholding and paying over to any taxing authority any amount purportedly representing a tax liability allocable to Outside Member (and, if reasonably practicable, at least ten (10) Business Days prior to the due date for such withholding or tax payment), the Managing Member will (i) promptly notify Outside Member if the Managing Member determines that the Company is required to withhold any amount purportedly representing a tax liability of Outside Member by providing written notice of the claim of the taxing authority (or other basis for such withholding) that such withholding and payment is required by law, and (ii) provide Outside Member with the opportunity to contest (at Outside Member’s expense) such withholding and payment.

(c)          Upon the reasonable request of Outside Member, the Managing Member shall use commercially reasonable efforts to provide any information regarding the Company or its Subsidiaries, or such other assistance as may be reasonably requested by Outside Member, with respect to (i) any claim for benefits by Outside Member or its Affiliates under a tax treaty with the United States or any exemption from or reduction in U.S. federal, state or local taxation with respect to its investment in the Company (including (x) filing any forms or applications necessary to obtain any exemptions from or reductions in taxes to the extent the Company is required to make such filings under applicable Legal Requirements, (y) providing such other information or documentation as is in the possession of the Company (or is reasonably obtainable by the Company without undue burden) and is relevant to Outside Member’s or its Affiliates’ application for a tax refund, and (z) certifications necessary to eliminate or reduce, to the maximum extent possible, any withholding or other tax that would be incurred in connection a transfer by Outside Member of its interest under Section 1445 or 1446(f) of the Code otherwise) and (ii) any U.S. federal, state, or local Tax Returns that are required to be filed by Outside Member or its Affiliates as a result of its investment in the Company.

4.2.3      IRR shall be calculated from the date the applicable Capital Contributions were made by a Member through and including the last date distributions are made on such Member’s applicable unreturned Capital Contributions by taking into account, as applicable, the date on which such Capital Contributions and such distributions have been made, and shall be calculated based on the actual number of days in the period with the methodology prescribed by Microsoft Excel Software (or, if such software program is no longer available, such other software program for calculating IRR proposed by the Managing Member and reasonably acceptable to Outside Member). An example of the IRR calculation is attached hereto as Exhibit A.

4.2.4      The Managing Member shall, with respect to each distribution made by the Company, prepare and send to the Members a reasonably detailed schedule identifying the JV Entity(ies) and the Property(ies) to which such distribution is attributable, and showing that portion of the total distribution proceeds allocated to return of Capital Contributions, IRR, and the Carried Interest.

4.2.5      Notwithstanding anything to the contrary contained in this Agreement, if a Cause Event occurs, the Carried Interest shall no longer be payable or distributed by the Company or any Member to the Managing Member, and any amounts that would otherwise have been distributed to the Managing Member pursuant to the provisions of Section 4.2(b)(ii)(b) or Section 4.2(b)(iii)(b) shall instead be apportioned and distributed to Outside Members.

4.3         Liquidation and Dissolution. In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, subject to the limitations imposed by applicable Legal Requirements, the terms of Article X shall apply.

4.4         No Preemptive Rights. Except as may otherwise be provided by contract, no Member shall have any preemptive rights to purchase or subscribe for any interest or additional equity of the Company that the Company may issue or sell from time to time.

4.5        Liability. Except as otherwise expressly provided in any non-waivable provision of the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company, solely by reason of being a Member of the Company.  Notwithstanding anything to the contrary in this Agreement, no third party or any other creditor of the Company shall have any right to require the Managing Member to make a request for Capital Contributions or to enforce any obligations of the Members to make any Capital Contribution or any other advance to the Company.

4.6         Carried Interest as Profits Interest. The Company and the Members agree that the Carried Interest shall be treated as a “Profits Interest” within the meaning of Rev. Proc. 93-27, 1993- 2 C.B. 343, and it is the intention of the Members that distributions pursuant to Section 4.2(b) and Section 4.2(c) with respect to the Carried Interest shall be limited to the extent necessary so that the Carried Interest so qualifies as a “Profits Interest” under Rev. Proc. 93-27. Without limiting the generality of the foregoing, no distribution shall be made by the Company pursuant to Section 4.2 or Section 10.3.1 that would cause the Carried Interest to fail to qualify as a Profits Interest.  The Managing Member shall be authorized to take such actions are it determines are appropriate to ensure that the Carried Interest is treated as a Profits Interest.  The Company shall file its IRS Form 1065 and issue Schedules K-1 consistent with the treatment of the Carried Interest as a Profits Interest.

ARTICLE V
CAPITAL ACCOUNTS

5.1         Capital Accounts. A capital account (“Capital Account”) shall be maintained for each Member in accordance with Section 704(b) of the Code and Treasury Regulations Sections 1.704-1(b) and 1.704-2. Each Member’s Capital Account shall be as set forth in the Company’s books and records.

5.2         Adjustments. The initial amount credited to the Capital Account of each Member shall be the amount of cash and the initial Gross Asset Value of property other than cash, initially contributed to the capital of the Company, as set forth on Schedule I attached hereto. The Capital Account of each Member shall also be (i) credited with the amount of any Additional Capital Contributions made by such Member, (ii) credited with the amount of any Net Profits and any other items of income or gain allocated to such Member pursuant to Section 6.1 and Section 6.2, (iii) debited by the amount of any Net Losses and any other items of loss or deduction allocated to such Member pursuant to Section 6.1 and Section 6.2, (iv) debited with the amount of all actual and deemed distributions made to such Member, and (v) credited or debited as appropriate with any other amount required by this Agreement or the Treasury Regulations.

5.3         Negative Capital Accounts. No Member shall be required to contribute to the Company or otherwise make up any negative balance in its Capital Account.

5.4        Transfers. If 100% of the Equity Interests of a Member are transferred in accordance with the terms of this Agreement (including without limitation, pursuant to Article IX hereof), the transferee shall succeed to the Capital Account of the transferor Member. If less than 100% of the Equity Interests of a Member are transferred in accordance with the terms of this Agreement (including, without limitation, pursuant to Article IX hereof), the transferee shall succeed to a ratable share of the Capital Account of the transferring Member in proportion to the percentage transferred.

ARTICLE VI
ALLOCATIONS

6.1        Allocations of Net Profits and Net Losses. After taking into account Section 6.2, Net Profits and Net Losses for any Taxable Year or other relevant period generally shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, and after taking into account actual distributions made during such Taxable Year, or portion thereof, is, as nearly as possible, equal to (a) the distributions that would be made to such Member pursuant to Section 4.2 hereof if the Company were (i) dissolved, (ii) its affairs wound up and its assets sold for cash equal to their Gross Asset Value, (iii) all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability) and (iv) the net assets of the Company were distributed in accordance with Section 4.2 to the Members immediately after making such allocation, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain determined pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets referred to in the foregoing clause (a)(ii). Subject to the other provisions of this Article VI, an allocation to a Member of a share of Net Profits or Net Losses shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Profits or Net Losses. Notwithstanding the foregoing, the Managing Member may make such adjustment to the allocations set forth above as it deems reasonably necessary to give economic effect to the provisions of this Agreement, taking into account the Percentage Interests of the Members and such other facts and circumstances as the Managing Member deems reasonably necessary or appropriate for this purpose; provided that such adjustment(s), individually and/or in the aggregate, do not disproportionately and adversely affect any Member.

6.2         Regulatory Allocations. In the event of any conflict between the allocation provisions set forth in Section 6.1 and this Section 6.2, the provisions of this Section 6.2 shall control.

6.2.1     Company Minimum Gain Chargeback. Notwithstanding any other provision of this Article VI, and except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Company Minimum Gain during any Taxable Year or other relevant period, each Member shall be specially allocated items of the Company’s income and gain for such Taxable Year or other relevant period (and, if necessary, subsequent Taxable Years and periods) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f) and (j)(2)(i). This Section 6.2.1 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

6.2.2     Chargeback of Member Nonrecourse Debt Minimum Gain.  Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Taxable Year or other relevant period, each Member that has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of the Company’s income and gain for such Taxable Year or other relevant period (and, if necessary, subsequent Taxable Years and periods) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii). This Section 6.2.2 is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

6.2.3     Qualified Income Offset. In the event any Member’s unexpected receipt of any adjustments, allocations or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) causes such Member to have (or increases) an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.2.3 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2.3 were not in this Agreement. This Section 6.2.3 is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

6.2.4      Nonrecourse Deductions. Nonrecourse Deductions for any Taxable Year or other relevant period shall be allocated to the Members pro rata in proportion to their respective Percentage Interests.

6.2.5    Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Taxable Year or other relevant period shall be specially allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2.

6.2.6      Loss Allocation Limitation. No allocation of net loss (or items thereof) shall be made to any Member to the extent that such allocation would create or increase an Adjusted Capital Account Deficit with respect to such Member. All such losses shall be allocated to the other Members; provided, however, that appropriate adjustments shall be made to the allocation of future income in order to offset such specially allocated losses hereunder.

6.2.7     Section 754 Election. Pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to the extent an adjustment to the adjusted tax basis of any Company asset under Section 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations Section.

6.2.8    Excess Nonrecourse Liabilities. Solely for purposes of determining the Members’ respective proportionate shares of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ respective interests in Company profits shall be equal to their respective Percentage Interests.

6.3          Tax Allocations.

6.3.1      For U.S. federal income tax purposes, except as otherwise provided in this Section 6.3, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its corresponding item of book income, gain, loss or deduction is allocated pursuant to Section 6.1 and Section 6.2.

6.3.2      In accordance with Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any Company asset contributed (or deemed contributed) to the capital of the Company shall, solely for U.S. federal income tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and its Gross Asset Value upon its contribution (or deemed contribution) utilizing one of the methods set forth in Treasury Regulations Section 1.704-3, as determined by the Managing Member with the approval of Outside Member. If the Gross Asset Value of any Company asset is adjusted, subsequent allocations of taxable income, gain, loss and deduction with respect to such Company asset shall take account of any variation between the adjusted basis of such Company asset for U.S. federal income tax purposes and the Gross Asset Value of such Company asset in the manner prescribed under Sections 704(b) and 704(c) of the Code and the Treasury Regulations thereunder in the manner determined by the Managing Member with the approval of Outside Member.

6.3.3      If a Member acquires an Equity Interest, redeems all or a portion of its Equity Interest or transfers an Equity Interest during a taxable year, the Net Profits or Net Losses (and other items referred to in Section 6.1 and Section 6.2) attributable to any such Equity Interest for such taxable year shall be allocated between the transferor and the transferee by closing the books of the Company as of the date of the transfer, or by any other method permitted under Section 706 of the Code and the Treasury Regulations thereunder that is selected by the Managing Member with the approval of Outside Member.

6.3.4     The provisions of this Article VI (and other related provisions in this Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

ARTICLE VII
MANAGEMENT AND OPERATIONS

7.1          Managing Member.

7.1.1      The Members hereby designate Managing Member as the sole managing member of the Company. Subject to the consultation, approval, consent, and veto rights of the other Members provided for in this Agreement, the management of the Company is the obligation and responsibility of, and the power and authority to manage the Company is vested exclusively with, the Managing Member, which is hereby empowered to exercise all of the rights and powers as are necessary or advisable for it to manage the business and affairs of the Company, subject to the terms of this Agreement.

7.1.2    In carrying out its duties, responsibilities, and obligations under this Agreement, (i) the Managing Member shall devote to the management of the Company as much of its time and attention as the Managing Member determines, in its reasonable good faith business judgment, to be necessary to carry out the Managing Member’s duties, responsibilities, and obligations under this Agreement, and (ii) the Managing Member shall (and shall cause any other Person to which Managing Member may delegate its responsibilities hereunder as permitted by, and in accordance with, the terms of this Agreement to) at all times (a) act with the care, skill, knowledge, prudence, business judgment, and diligence under the circumstances then prevailing that a first class, prudent manager experienced in such matters would use in the management of a Person that owns a direct and/or indirect interest of Class A properties of a similar type to and quality as the Properties and its operations, and in any event pursuant to a standard that is at least as high as that practiced with respect to comparable investments owned and/or managed by Managing Member and/or its Affiliates; (b) discharge its duties with respect to the Company and its Subsidiaries, each of the Members and each of the Properties in accordance with Legal Requirements and in the interest of providing benefit to each of them in accordance with this Agreement and the Affiliate Agreements; (c) act in a fiduciary capacity with respect to the handling and safekeeping of the cash of the Company and/or any other JV Entity including, without limitation, the Capital Contributions and any funds received or held by the Company or any Company Subsidiary; and (d) act in good faith and in the best interests of the Company and the Company Subsidiaries (clauses (a) through (d) collectively, the “Standards of Conduct”). The Managing Member is entitled to rely on the advice of professional advisors selected with reasonable care regarding matters that the Managing Member believes in good faith are within the professional competency of such advisors.

7.1.3          The Managing Member shall not delegate all or any part of its duties, responsibilities and obligations under this Agreement except to a Permitted Manager Affiliate, as it may from time to time deem appropriate. Notwithstanding the foregoing, any authority delegated by the Managing Member is subject to the limitations on the rights and powers of the Managing Member expressly set forth in this Agreement, and the Managing Member shall remain liable for, and primarily obligated with respect to, the performance of all of its duties, responsibilities and obligations under this Agreement notwithstanding any such delegation and shall be primarily liable for any breach of its duties, responsibilities, and obligations by any Person (and its and their respective officers, employees, agents, and representatives) to which it delegated all or any part of its duties, responsibilities, and obligations hereunder.

7.1.4      Subject to the express limitations and requisite approval set forth in this Agreement and applicable Legal Requirements, the Managing Member is authorized to pursue on behalf of the Company the purposes of the Company set forth in Section 2.3, manage the business and affairs of the Company, and cause the Company to perform all acts and enter into such contracts and other undertakings as it determines, in its reasonable good faith business judgment, to be advisable to accomplish such purposes. Without limiting the generality of the foregoing, but subject to the express limitations set forth in this Agreement, the Managing Member is authorized to cause the Company to do any or all of the following:

(a)         execute and deliver such contracts and other documents as may be necessary or desirable for the Company’s business;

(b)         perform, or cause to be performed, all of the obligations of the Company under any agreement to which the Company is a party;

(c)          open and maintain bank accounts for the funds of the Company;

(d)          cause the Company to maintain insurance coverage for the Company as required by Section 7.1.5;

(e)          exercise rights and perform obligations as managing member of any Company Subsidiary; and

(f)           all other actions that the Managing Member is permitted or required to take or cause the Company to take under this Agreement.

7.1.5      The Managing Member shall obtain and maintain, or cause to be obtained and maintained, the policies of insurance and coverages for the Company’s operation and for the protection of the Company’s assets and the Members as set forth on Schedule II or as otherwise approved by Outside Member.

7.1.6      Notwithstanding anything herein to the contrary, the duties of the Managing Member are intended to be modified and limited to those expressly set forth in this Agreement, and no implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement, or otherwise exist against the Managing Member or any other Member.  Without limitation of the foregoing, nothing herein shall be deemed to impose on the Managing Member the fiduciary duties owed by a director of a Delaware corporation or the general partner of a Delaware limited partnership, other than pursuant to the provisions of this Agreement (or any other Venture Agreement) requiring that the Manager Parties shall at all times act in accordance with the Standards of Conduct.  Notwithstanding anything to the contrary in this Agreement (provided at all times the Manager Parties shall be obligated to act and perform hereunder and pursuant to the Venture Agreements in accordance with the Standards of Conduct) to the extent that, at law or in equity, the Managing Member or any other Member has or is deemed to have duties (including fiduciary duties) and liabilities relating thereto to the Company, any Subsidiary, any Member or any Affiliate of any Member or any other Person, such Member acting under this Agreement shall not be liable to the Company, any Subsidiary, any Member or any Affiliate of any Member or any other Person for breach of fiduciary duty for its good faith reliance on the provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liability of the Managing Member or any other Member otherwise existing at law or in equity, and are agreed by each Member to replace such other duties and liabilities of such Managing Member and other Members.

7.2          Meetings; Approval by Special Vote.

7.2.1      The Members shall hold meetings at least once per fiscal quarter of the Company on such dates and at such places and times as may be determined by the Members.  The agenda items for each quarterly meeting shall include a review of the Company’s business and activities. Any action required or permitted to be taken at any meeting of the Members may be taken without a meeting if a written consent or consents thereto is or are signed by the Members required to take such action as set forth in Article VII. Members may participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all Members participating in the meeting can hear each other, and participation in a meeting pursuant to this sentence shall constitute presence in person at such meeting.

7.2.2     Notwithstanding anything to the contrary contained in this Agreement, including this Article VII, the Managing Member shall not approve or authorize any Major Decision, or any other matter that requires approval of Outside Member or the unanimous approval of the Members, in each case as set forth in this Agreement, without the prior unanimous vote and approval of such Member(s) (“Special Approval”).

7.3          [Intentionally Deleted].

7.4          Officers.

7.4.1      The Managing Member may, from time to time, appoint officers of the Company (each, an “Officer”) to serve without compensation. The initial Officers of the Company designated by the Managing Member are listed on Exhibit B attached hereto. The Managing Member may appoint one or more Officers as it shall deem necessary or advisable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Managing Member, and any number of offices may be held by the same person.  Any Officer may be removed at any time, with or without cause, by the Managing Member.  Any vacancy occurring in any office of the Company may be filled by, and at the discretion of, the Managing Member.  Notwithstanding anything to the contrary contained in this Agreement, the Managing Member shall be primarily liable for the acts and omissions of the Officers and any breach by Managing Member of its duties, responsibilities, and obligations of the Managing Member hereunder as the result of any delegation of the same to any Officers appointed by Managing Member.

7.4.2      The Officers, to the extent of the powers vested in them by action of the Managing Member, and in all events subject to the terms of this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to the provisions of this Article VII, the actions of the Officers taken in accordance with such powers shall bind the Company.

7.5          No Compensation of Members. No salaries or other benefits shall be paid to any Member in its capacity as a Member.

7.6          Major Decisions.

(a)          “Major Decisions” shall mean all those matters set forth in Schedule III attached hereto. Major Decisions may be taken by the Company only upon a Special Approval.

(b)        Outside Member Actions. Notwithstanding anything to the contrary contained in this Agreement or in any other Venture Agreement, with respect to any right(s), option(s), approval(s) and/or determination(s) of the Company, in its capacity as a direct or indirect member of any JV Entity pursuant to any JV Operating Agreement, the Equityholders’ Agreement, or any other Venture Agreement (including with respect to (a) matters that are subject to the prior election, approval, direction, designation or similar action by the Company, in its capacity as a direct or indirect member of any JV Entity (including directing the actions of the Company, or causing the Company to make any elections, decisions, approvals or actions in respect of any sale, Transfer or right of first offer, right of first refusal), buy-sell or forced sale provisions under the Equityholders’ Agreement), (b) enforcement by the Company of the terms of any JV Operating Agreement or any other Venture Agreement to which the Company is a party (including the determination to make a claim or pursue remedies), and (c) any right of the Company, in its capacity as a direct or indirect member of any JV Entity, to fund or refrain from funding (and exercising any rights and/or remedies with respect to) any JV REIT Shortfall Loan (provided if Outside Member exercises its rights pursuant to this clause (c), any such funding shall be made entirely by Outside Member as a loan to the Company, which loan shall be repaid to Outside Member by the Company solely from amounts repaid by any non-funding member of the applicable JV Entity to the Company in connection with such JV REIT Shortfall Loan). Outside Member shall have the sole and unilateral right to determine whether or not (and in what manner) to exercise or trigger such rights or options, make such election or determination, fund any amounts, give or withhold such approval, direct and/or make any designation in connection therewith or take any other action of enforcement or otherwise (and neither the Managing Member nor any other Member shall have the right to grant, veto or otherwise participate in such right, option, determination, vote, approval, direction or designation).

(c)          Notwithstanding anything to the contrary contained in this Agreement, if (i) any action is authorized by the requisite action or approval pursuant to this Article VII or otherwise pursuant to a Member vote contemplated by this Agreement and (ii) the Managing Member fails to implement the same in a timely manner, any Member participating in such vote or directing the action shall have the right to cause the Company (or direct the Managing Member to cause the Company) to take the actions contemplated by such vote or to deliver a notice of the exercise of any right or election of the Company.

(d)        Notwithstanding anything to the contrary contained in this Agreement, if any action is authorized with respect to the JV Entities by the requisite action or approval pursuant to the JV Operating Agreement, and such action in order to be effected requires action or approval by the Company, (i) such action or approval shall be deemed authorized pursuant to this Article VII without any Member vote or consent pursuant to this Agreement, notwithstanding that such action or approval by the Company would otherwise constitute a Major Decision, and (ii) the Managing Member shall have the right to cause the Company to take such action or approval, but not in excess of that required to effect the action approved pursuant to the JV Operating Agreement.

7.7         Company Expenditures. The Managing Member shall be authorized to incur costs and expenses for and on behalf of the Company only in the ordinary course of business and in accordance with the terms of this Agreement.  The Managing Member shall have the right, but not the obligation, to pay any costs and expenses of the Company and/or any Company Subsidiary in accordance with the terms of this Agreement from its own funds and to seek reimbursement therefor from the Company and/or any Company Subsidiary, as applicable, provided the Managing Member is not required to expend its own funds to pay obligations of the Company if funds are not available to the Company or the Company Subsidiaries for the purposes of reimbursing the Managing Member for such amounts (so long as the Company’s lack of funds is not the result of any breach or violation by Managing Member of its obligations under this Agreement).

7.8          Financial Crimes Compliance.

(a)          Managing Member agrees and undertakes (for itself and the other Manager Parties) that, in connection with the conduct of the business of the Company and the other JV Entities, Managing Member shall implement (and shall cause the WPT Relevant Parties to implement) appropriate policies and procedures reasonably designed to ensure that the Company, the other JV Entities, the Manager Parties and each of their respective employees, officers, and directors (collectively, the “WPT Relevant Parties”) conduct their businesses pertaining to the Company, the other JV Entities and their respective assets in conformity with applicable laws and regulations relating to bribery, corruption and/or money laundering (“Financial Crimes Laws”) and/or sanctions measures and/or embargos (“Sanctions Laws and Regulations” and collectively with Financial Crimes Laws, “Financial Crimes Compliance Laws”).

(b)        Managing Member hereby represents and warrants to Outside Member that none of the WPT Relevant Parties has been investigated or is being investigated or is subject to a pending or, to its knowledge, threatened investigation in relation to any Financial Crimes Compliance Laws by any law enforcement, or regulatory or other governmental agency, or has admitted to, or been found by a court of competent jurisdiction to have engaged in, any violation of any Financial Crimes Compliance Laws or been debarred from bidding for any contract or business, and there are no circumstances which are likely to give rise to any such investigation, admission, finding or disbarment.  Managing Member agrees and undertakes that, in connection with the conduct of the business of the Company and the other JV Entities, it shall not (and shall cause the WPT Relevant Parties not to) engage any independent contractor or third party to provide services to any of the Company or any of the other JV Entities (or with respect to any of the Properties) that has, to the knowledge of the Managing Member, (i) been investigated or is being investigated or is subject to a pending or threatened investigation in relation to any Financial Crimes Compliance Laws by any law enforcement, or regulatory or other governmental agency, or (ii) has admitted to, or been found by a court in any jurisdiction to have engaged in, any violation of any Financial Crimes Compliance Laws or been debarred from bidding for any contract or business.

(c)          Managing Member shall be deemed to be in breach of the terms of this Section 7.8 if any WPT Relevant Party violates, in any material respect, any Financial Crimes Compliance Law pursuant to a determination or order issued by any relevant court, tribunal or regulatory authority, and such violation involves, relates to, or is attributable to, any of the Members, the Company, any of the other JV Entities and/or any of their respective assets.

(d)       Managing Member shall notify the Company, the Members and, to the extent relating to any JV Entity or any of its Subsidiaries, the Board of such JV Entity, as soon as reasonably practicable, upon Managing Member or any of its Affiliates obtaining knowledge, or upon Managing Member or any of its Affiliates receiving written notice, of (i) the initiation of any proceeding described in the first sentence in Section 7.8(b) above, (ii) the outcome, when resolved, of any such proceeding, (iii) the hiring or engagement of any third party described in Section 7.8(b) above, and/or (iv) a default pursuant to this Section 7.8 (and of the commencement of any related claim or proceeding that could reasonably be expected to give rise to such a default, and promptly of the outcome, when resolved, of any such claim or proceeding).

(e)        Managing Member hereby represents and warrants to Outside Member that, to its knowledge, no WPT Relevant Party is organized or resident in a country or territory that is the subject of any Sanctions Laws and Regulations.

7.9         Personal Data. During the term of this Agreement, the Company and Managing Member will not, without the prior written consent of Outside Member provide or make available or accessible to Outside Member any Personal Data (for the avoidance of doubt, the restrictions in this Section 7.9 do not apply to any information that is anonymized and de-identified, or to the street addresses of, and rent amounts payable by tenants (without other personal information regarding the tenants) with respect to, any Property) unless (i) specifically requested by Outside Member, or (ii) such Personal Data relates to a dispute between the Company and the individual person(s) identifiable by such Personal Data and either:

7.9.1      such dispute is sufficiently material to the business of the Company that it must be disclosed in financial statements prepared for the Company by its auditors or other financial advisors; or

7.9.2       resolution of such dispute requires the consent of Outside Member pursuant to the terms of this Agreement.

7.10       Affiliate Agreements.  Notwithstanding anything to the contrary contained in this Agreement, with respect to any Affiliate Agreement, Outside Member shall have the sole right and option (in its sole discretion) to (a) determine whether the Company shall assert the existence of any default under such Affiliate Agreement, (b) cause the Company to enforce any or all rights (including the right to exercise any option) and remedies of any such parties under such Affiliate Agreement, (c) cause the Company to amend (or approve the amendment of) or terminate (or approve the termination of) such Affiliate Agreement in accordance with its terms or waive or release any such party’s rights and/or remedies thereunder, or elect to deliver a notice of default or breach and determine the position of the Company as to whether such default or breach has been satisfactorily cured under such Affiliate Agreement, (d) confirm any calculations as to the payment of any fees or other compensation or amounts payable under such Affiliate Agreement, provided that such confirmation shall not be unreasonably delayed, and (e) determine whether to grant or withhold any consents or approvals pursuant to such Affiliate Agreement.

7.11      Documentation/Deliveries. Notwithstanding anything to the contrary contained in this Agreement, none of the Members shall have any obligation to deliver or provide to Managing Member, the Company or any other Person any information regarding such Member, its Affiliates and/or any of its or their respective direct and/or indirect investors, other than publicly available information, and a Member shall not have any obligation to deliver any additional information for any reason regarding itself, its Affiliates and/or its or their respective direct and/or indirect investors, or deliver any other document, certificate or agreement, to the Managing Member, the Company or to any other Person, except as expressly required by this Agreement.  Notwithstanding the foregoing, each Member shall deliver information regarding such Member and its Affiliates (but expressly excluding in all instances financial information) that such Member would customarily deliver in accordance with its internal policies and in the ordinary course of operations of such Member and its Affiliates in connection with any lender KYC/AML review/approval process for indebtedness approved in accordance with the terms of this Agreement.

7.12        Tax Considerations

7.12.1     [Intentionally deleted.]

7.12.2     [Intentionally deleted.]

7.12.3    Tax Elections. Subject to any Special Approval, the Company shall make such elections pursuant to the provisions of the Code and the Treasury Regulations as the Managing Member reasonably determines to be in the best interests of the Company and the Members.

7.12.4    Tax Returns and Reporting. The Managing Member shall, at the Company’s expense, cause to be prepared and timely filed (subject to extensions permitted by law) after the end of each Taxable Year all U.S. federal, state and local income tax returns required to be filed by or with respect to the Company for such Taxable Year. All costs and expenses associated with the preparation and filing of such tax returns shall be Company expenses. The Company shall, within seventy-five (75) days after the end of each Taxable Year, distribute to each Member drafts of the information (including copies of Schedules K-1 prepared for the Company) necessary for the preparation by such Member of its U.S. federal, state, local or other tax returns. The Company shall use commercially reasonable efforts to provide final versions of such information (including Schedules K-1) within one hundred five (105) after the end of each Taxable Year.

7.12.5    Section 754 Election. Upon the reasonable request of any Member, the Managing Member shall make, on behalf of the Company, an election in accordance with Section 754 of the Code to adjust the basis of Company property for U.S. federal income tax purposes in the manner provided in Section 734 or 743 of the Code, as the case may be.

7.12.6   Partnership Representative. The Managing Member shall be designated as the “partnership representative” (within the meaning of Section 6223 of the Code (or any corresponding or similar provision of state, local or foreign tax law)) (collectively, the “Partnership Representative”), to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting judicial and administrative proceedings, and to expend Company funds for professional services and costs associated therewith. The Managing Member shall appoint any “designated individual” permitted under Treasury Regulations Sections 301.6223-1 and 301.6223-2 (and any comparable or similar provisions under state or local law), and unless the context otherwise requires, any reference to the Partnership Representative in this Agreement includes any “designated individual.”  Such “designated individual” shall act as directed by the Partnership Representative. The Partnership Representative shall keep the Members reasonably informed on a timely basis of all material developments regarding any income and other material tax audits, examinations, investigations, or proceedings involving the Company and any other JV Entity (but only to the extent that the Company receives relevant information from such JV Entity). In its capacity as Partnership Representative, the Managing Member shall oversee the Company’s tax affairs in the overall best interests of the Company and the Members; provided, that the Partnership Representative shall have no right to enter into any settlement agreement or otherwise settle or compromise any matter in its capacity as Partnership Representative without the prior written consent of each Member affected by such matter; provided further, that any election proposed to be made pursuant to Code Sections 6221-6241 (or any corresponding or similar section of state or local tax law) or other action proposed to be taken by the Partnership Representative in connection with any audit, examination or judicial or administrative proceeding that could affect any Member’s liability for taxes, tax status, or the taxes of the Company shall require the prior written consent of the affected Member. The provisions of this Section 7.12.6 shall survive the Transfer of any Member’s Equity Interest, the withdrawal of any Member, the dissolution or liquidation of the Company, the termination of this Agreement and the removal of the Managing Member.

7.13      REIT Opinions. The Managing Member shall use commercially reasonable efforts (at the expense of the applicable JV REIT, except in connection with any opinion(s) obtained pursuant to clause (iii) below) to cause to be delivered to each Member on (i) the Effective Date, (ii) in connection with the sale or transfer of any equity interests in such JV REIT, and/or (iii) upon the request of any Member (including any request by a Member that results in the Company making a request for an opinion pursuant to any JV Operating Agreement) at such requesting Member’s expense (which request pursuant to clause (iii) hereof shall be made no more frequently than once per year), an opinion of counsel from Seyfarth Shaw LLP or another nationally recognized law firm experienced in matters relating to REITs (such other law firm to be reasonably acceptable to the Members or, in the case of an opinion requested by less than all of the Members, reasonably acceptable to the requesting Member(s)), addressed to the applicable JV REIT, on which the Member(s) (and/or, if applicable, the transferee(s) of such Member(s)) is/are expressly permitted to rely, substantially to the effect that, commencing with the applicable JV REIT’s initial taxable year, such JV REIT has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation has enabled it to meet, and its proposed method of operation will enable it to meet, the requirements for qualification and taxation as a REIT under the Code for its initial taxable year and subsequent taxable years. Such opinion and the related officers’ certificates, equityholder representations and other similar items shall be customary in form and substance and otherwise reasonably satisfactory to the Members, and drafts thereof shall be provided to the Members for review and comment reasonably in advance of the issuance of such opinion.

7.14        [Intentionally Deleted]

7.15       JV REIT Board of Directors. Each JV REIT will be governed by a Board. As more fully set forth in the JV Operating Agreement of each JV REIT, the Board shall be comprised of up to five (5) members, which members shall be appointed by the JV REIT Members in accordance with the terms of the applicable JV Operating Agreement. The Members agree that Outside Member, in its sole discretion, shall have the sole right to appoint and designate (and remove and replace), on behalf of the Company (in the Company’s capacity as a JV REIT Member), the number of Board Members specified in the applicable JV Operating Agreement to each Board, and shall be the Board Member Designating Party with respect to such Board Member (and solely responsible for the obligations set forth in Section 6.4 of each JV Operating Agreement with respect to such Board Member(s)).

7.16     Other Activities of Members. Except as otherwise expressly provided in any Venture Agreement or any Affiliate Agreement and subject to the Standards of Conduct, the Members and their respective Affiliates are permitted to engage in and possess interests alone or in other business ventures, including the ownership, development, operation, origination, financing and management of mortgage loans, real property and other assets, independently or with others (including activities which may compete with the JV Entities and/or the Properties), without having any duty or obligation (equitable, fiduciary or otherwise) to the Company, any Company Subsidiary or any Member on account of such interests or ventures and without being subject to restriction or limitation on its actions in respect of the other business ventures. Except as otherwise expressly provided in any Venture Agreement or any Affiliate Agreement and subject to the Standards of Conduct, each Member hereby agrees that each other Member and its Affiliates shall have no obligation not to, and each is free to, acquire equity or commercial interests in other properties or assets that may compete with the Company, any of the Company Subsidiaries and the Properties, and that the Property Manager provides and may provide property management and leasing services to other properties or assets that may compete with the Properties. None of the Company, any of the Company Subsidiaries or any Member shall by virtue of this Agreement have any right, title or interest in the interests or ventures of any other Member or its Affiliates.

7.17       Plan Assets. Managing Member shall not permit the assets of the Company to be deemed to constitute “plan assets” for purposes of the United States Department of Labor regulations under ERISA (as modified by Section 3(42) of ERISA).

7.18       REIT Qualification.  The Managing Member shall use its reasonable best efforts to ensure that each JV REIT qualifies for taxation as a REIT under the Code.

7.19       General Restriction. Notwithstanding anything to the contrary contained in this Agreement and/or any of the other Venture Agreements, the Managing Member shall cause any sale of any Property by the Company or any Company Subsidiary (or any direct or indirect interest in any Property) to be structured solely as a sale by the holders of the common membership interests in the Master REIT of all of their common membership interests in the Master REIT or as a sale by the Master REIT of all of its common membership interests in the Subsidiary REIT (as defined in the JV Operating Agreement of the Master REIT) directly or indirectly owning such Property, and not as a sale of such Property by the Master REIT or any Company Subsidiary (including the applicable Subsidiary REIT or the applicable Property Owner), or a sale by the Master REIT or any Company Subsidiary of equity interests in the applicable Property Owner or any other Subsidiary that holds any direct or indirect interest in such Property (other than a sale of the equity interests in a Subsidiary REIT).

7.20      Non-Related Party Confirmation.  Each Member acknowledges and agrees that it has reviewed (i) the lists of current tenants of each of the Properties as set forth on Schedule IV of this Agreement as of the date hereof and (ii) the lists of Persons that provide services or amenities to any tenants of the Properties (other than services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to rendered primarily for the convenience of the tenant)) set forth on Schedule V of this Agreement as of the date hereof pursuant to any tenant lease or service agreement with the Managing Member or any of its Affiliates. Outside Member hereby represents that, to its Knowledge, neither it nor its direct or indirect owners owns, directly or indirectly (including through the application of the Tenant/Contractor Ownership Attribution Rules), 4.9% or more of the total combined voting power of all classes of stock entitled to vote, 4.9% or more of the total value of shares of all classes of stock, or an interest of 4.9% or more in the assets or net profits in any tenant of any Property set forth on Schedule IV of this Agreement as of the date hereof (the “Outside Member Tenant Ownership Limit”) or 4.9% or more of the total combined voting power of all classes of stock entitled to vote, 4.9% or more of the total value of all shares of all classes of stock, or an interest of 4.9% or more in the assets or net profits in any service provider to any Property set forth on Schedule IV of this Agreement (the “Outside Member Service Provider Ownership Limit”). For the purposes of this Agreement, “Tenant/Contractor Ownership Attribution Rules” shall mean the constructive ownership rules described in Exhibit C hereto. For purposes of this Section 7.20 only, “Knowledge” means (i) with respect to Outside Member, the actual knowledge of the individual listed on Schedule VI (or such other individual(s) reasonably designated by Outside Member by written notice to Manager from time to time) after due inquiry of those persons at the entity listed on Schedule VI that the individual listed on Schedule VI reasonably believes are the persons responsible for tracking that entity’s investments.

ARTICLE VIII
INDEMNIFICATION OF MEMBERS AND THEIR AFFILIATES

8.1         Liability and Indemnification of the Members.

8.1.1      To the fullest extent permitted by applicable Legal Requirements and except as otherwise set forth in this Agreement, no Indemnitee shall have any liability to the Company, any Company Subsidiary, any Member or any other Person who has or who has acquired any interest in the Company for any loss suffered by the Company, any Company Subsidiary, any Member or any such other Person which arises from any action or inaction of such Indemnitee, other than (i) if such Indemnitee is a RVMC Indemnitee, (A) any such action or inaction constituting a Cause Event, and/or (B) any such action or inaction constituting a material breach of the terms of this Agreement, any other Venture Agreement or Affiliate Agreement, or the Side Letter by such RVMC Indemnitee, and (ii) if such Indemnitee is an Outside Member Indemnitee, any breach of such Outside Member Indemnitee’s duty of good faith and fair dealing or material breach by Outside Member Indemnitee of this Agreement, any other Venture Agreement to which Outside Member is a party or the Side Letter.  Without limiting the foregoing, each Indemnitee shall be fully protected in relying in good faith upon the records of the Company and the Company Subsidiaries and upon such information, opinions, reports or statements presented to the Company or any Company Subsidiary by any of the Manager Parties or any other Member as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company and/or any Company Subsidiary or the fairness to the Company and/or any Company Subsidiary of any transaction.

8.1.2      Subject to the provisions of Section 8.1.3, the Company shall indemnify, defend and hold harmless each Indemnitee from and against any and all losses, claims, damages, liabilities, expenses (including reasonable out of pocket legal fees and expenses), judgments, fines, settlements and other amounts to the extent arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee is involved, or threatened to be involved, as a party or otherwise, by reason of (i) the business, affairs or assets of the Company or any Company Subsidiary, (ii) the management of the business, affairs or assets of the Company or any Company Subsidiary or (iii) such Indemnitee’s status as a Member or a Manager Party (or an Affiliate of any of the foregoing, or an officer, director, partner, member, manager, shareholder, employee or agent of any of the foregoing), in each case which relates to or arises out of the Company, any Company Subsidiary, the business, affairs or assets of the Company or any Affiliate.  The negative disposition of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in and of itself create a presumption that such Indemnitee acted in a manner that disqualifies the Indemnitee from receiving indemnification hereafter pursuant to Section 8.1.3.

8.1.3     Notwithstanding the foregoing, an Indemnitee shall not be entitled to indemnification under Section 8.1.2 with respect to any claim, issue or matter resulting from (i) if such Indemnitee is a RVMC Indemnitee, (A) any action or inaction constituting a Cause Event (whether or not caused by such Indemnitee), and/or (B) any breach of any RVMC Indemnitee’s duty of good faith and fair dealing, and (ii) if such Indemnitee is an Outside Member Indemnitee, any breach of any Outside Member Indemnitee’s duty of good faith and fair dealing or material breach of this Agreement, any other Venture Agreement to which such Outside Indemnitee is a party or the Side Letter.

8.1.4      Expenses (including reasonable attorneys’ fees and disbursements) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding for which such Indemnitee is indemnified under Section 8.1 (excluding any claim, demand, action, suit or proceeding brought by the Company or any Company Subsidiary or any Member against such Indemnitee) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amounts if it is ultimately determined by a court of competent jurisdiction in a final non-appealable judgment that such Indemnitee is not entitled to indemnification under this Section 8.1 with respect thereto.

8.1.5     The indemnification provided under this Section 8.1 (a) shall be in addition to, and not in limitation of, any other rights to which any Indemnitee may be entitled under any other agreement, contract or instrument or as a matter of law or otherwise, (b) shall continue as to any Indemnitee who has ceased to be or serve in such capacity and/or no longer maintains its status as such and (c) shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of each Indemnitee.

8.1.6    The Company shall purchase and maintain, at the expense of the Company, insurance for liabilities that are the subject of indemnification provided in this Section 8.1.

8.1.7      An Indemnitee shall not be denied indemnification in whole or in part under this Section 8.1 solely by reason of such Indemnitee having an interest in the transaction with respect to which the indemnification arises or relates if the transaction was otherwise permitted (and duly approved, if applicable) by the terms of this Agreement.

8.1.8       If a claim or assertion of liability is made by an unrelated third party against a possible Indemnitee that, if prevailed upon by any such third party, would result in that party being entitled to indemnification as an Indemnitee pursuant to this Section 8.1 (“Claim”), the Indemnitee shall upon learning of the Claim promptly give to the Company written notice of the Claim and request the Company to defend the Claim at the Company’s sole cost and expense with counsel reasonably acceptable to the Indemnitee.  Failure to so notify the Company will not relieve the Company of any liability that the Company would otherwise have to such Indemnitee pursuant to the terms of this Section 8.1 except to the extent that such failure actually and materially prejudices the Company’s legal position.  The Company shall have the obligation to defend the Indemnitee against the Claim if such Indemnitee is entitled to indemnification pursuant to this Section 8.1.  The Indemnitee shall be required to cooperate in all reasonable respects with the defense of any Claim.

8.1.9       If all matters relating to a Claim can be settled by the payment of money and without the need to admit liability on an Indemnitee’s part or to take action other than the execution of documents effecting such settlement, then the Company, subject to the requisite Special Approval in accordance with the terms of this Agreement (including Section 7.2.2 and Section 7.6), shall have the right to settle such action or proceeding without such Indemnitee’s consent, and the Company shall have no obligation under this Section 8.1 with respect to such matter or other actions or proceedings involving the same or related facts if such Indemnitee refuses to agree to such settlement.  If such matter cannot be settled without the need to admit liability on an Indemnitee’s part, then the Company shall not settle such action or proceeding without such Indemnitee’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, and if such Indemnitee unreasonably withholds, conditions or delays its consent to any such settlement, then the Company shall have no obligation under this Section 8.1 with respect to such matter or other actions or proceedings involving the same or related facts.

8.1.10     The provisions of this Section 8.1 shall survive the transfer of Equity Interests by any Member and the termination of this Agreement.

8.2         Cause Event Indemnification.  Notwithstanding anything to the contrary contained in this Agreement, RVMC shall indemnify, defend and hold harmless the Company and Outside Member and its Affiliates (collectively, the “Guaranty Parties”) from and against any and all losses, claims, damages, liabilities, expenses (including reasonable out of pocket legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any such party is involved, or threatened to be involved, as a party or otherwise, arising from, or in connection with the occurrence of any Cause Event (including payment and reimbursement costs and expenses (including reasonable legal fees and expenses) in connection with the enforcement of this Agreement sustained as a result of the occurrence of any Cause Event), provided that such losses shall not include consequential damages.  The terms of this Section 8.2 shall survive the dissolution of the Company, the termination of this Agreement and the removal or termination of any Manager Party and/or any Affiliate Agreement. The obligations of RVMC pursuant to this Section 8.2 are guaranteed by Guarantor pursuant to the terms of the Joinder and Guaranty attached hereto (which is a part of this Agreement).

8.3       Guaranty Payment Indemnification.  (i) If the Board of a JV Entity, by Special Board Approval (as defined in the applicable JV Operating Agreement), approves any indebtedness of a JV Entity or any Subsidiary of a JV Entity that requires a Permitted Guaranty (as defined in the applicable JV Operating Agreement) in favor of the lender and (ii) the Master REIT, any other JV Entity, or any Member (or an Affiliate of any Member), in its sole discretion, agrees to deliver such Permitted Guaranty for the benefit of such lender, as a condition to the delivery of such Permitted Guaranty, the guarantor of such loan, the Company, the applicable JV Entity(ies) and the direct or indirect investors in the applicable JV Entity (including the other Members but not including the Company or the Outside Member or the Outside Member’s direct or indirect investors) shall execute and deliver, contemporaneously with the delivery of such Permitted Guaranty, an Indemnification and Contribution Agreement in the form attached hereto as Exhibit D.  If not otherwise agreed by the Member by Special Approval and/or the Board by Special Board Approval, WPM, RV Office and RVMC shall deliver any Permitted Guaranty required by any lender with respect to any loan made to any JV Entity in connection with the original acquisition of the Properties, or (provided the terms and conditions of such Permitted Guaranty are not materially different than the predecessor Permitted Guaranty) in connection with any refinancing thereof that occurs within five years of the Effective Date. It shall be a condition to any removal of the Asset Manager (as defined in each of the JV Operating Agreements) by the Master REIT or any JV Entity or any removal of the Managing Member that WPM, RV Office and RVMC shall have been replaced as guarantor or indemnitor with respect to any Permitted Guaranty and released from liability thereunder with respect to all matters first occurring after such replacement, and that such replacement does not result in a breach of or default under any loan agreement to which any JV Entity is a party.

ARTICLE IX

TRANSFER/REMOVAL OF MANAGING MEMBER & OTHER MANAGERS

9.1          Limitations on Transfer.

9.1.1      Except for any Transfer expressly permitted by the terms of the Equityholders’ Agreement (or as expressly permitted by the terms of this Agreement), a Member shall not (and shall not be permitted to) Transfer its Equity Interest (or any portion thereof) or any of its rights or obligations pursuant to this Agreement, or effect or permit a Transfer to be effected with respect to any direct or indirect interest in such Member or in its Equity Interest.  Any purported Transfer in violation of the terms of this Section 9.1 shall be null and void ab initio and of no force or effect, provided if any Member is in default of the terms of this Article IX, the other Members shall have all rights and remedies available at law and in equity.  In addition, any breach or default of this Section 9.1 by Managing Member, or any Member that is an Affiliate of Managing Member, shall be a Cause Event. The Members agree and acknowledge that, as among such Members, their rights and obligations in this Article IX shall be subject to the terms and conditions of the Equityholders’ Agreement.

 9.1.2     Admission of Members. A transferee permitted by the terms of this Article IX (a “Permitted Transferee”) that is the direct owner of any Equity Interest shall be admitted into the Company as a Member if, but only if, (a) the transferor and Permitted Transferee execute and acknowledge such instruments as the other Members may deem reasonably necessary to effectuate such admission; (b) the Permitted Transferee in writing accepts, assumes and agrees to be bound by, to the extent of the Equity Interest transferred, all of the transferor’s duties, obligations and liabilities under and pursuant to this Agreement and all of the terms and conditions of this Agreement, as the same may have been amended; and (c) the transferor (or, as between the transferor and the transferee, its transferee) pays all reasonable expenses incurred by the non-transferring Members in connection with such admission, including reasonable legal fees and costs. If any Permitted Transferee is admitted into the Company as a Member, the Managing Member shall cause the books and records of the Company to be amended to reflect such admission. To the fullest extent permitted by all Legal Requirements, any transferee of an Equity Interest who does not become a Member shall have no right to require any information or account of the Company’s transactions, to inspect the books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement, and such transferee shall only be entitled, as an assignee, to receive such distributions and allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent assigned. A Member that Transfers its Equity Interest (or any portion thereof) shall not cease to be a Member of the Company (or with respect to such portion of the Equity Interest to be transferred) until the admission of the Permitted Transferee as a Member of the Company and, until the admission of such Permitted Transferee as a Member, such transferring Member shall continue to be entitled to exercise, and shall continue to be bound by, all of the rights, duties and obligations of such Member under this Agreement with respect to such Equity Interest.

9.1.3      Unless otherwise agreed by the Members, any transfer taxes and/or other similar taxes, fees, and costs associated with any Transfer shall be borne solely by the transferor (or, as between the transferor and the transferee, its transferee).

9.1.4      Notwithstanding anything in this Agreement or the applicable JV Operating Agreement to the contrary, if any Transfer, change or other event with respect to a Member would otherwise cause JV REIT Units to be transferred to a Trust (as defined in the applicable JV Operating Agreement) (the “Trust” for purposes of this Section 9.1.4), then provisions similar to the provisions of Article IX of the applicable JV Operating Agreement shall apply to cause the appropriate amount of Equity Interests owned by such Member to be transferred to the Trust in lieu of any of the Company’s JV REIT Units being transferred to the Trust. The Members agree that the direct or indirect interests in the Company of the Member whose Transfer, change or other event would have caused a transfer of the Company’s JV REIT Units to the Trust shall instead be automatically transferred to the Trust in such amount as shall be sufficient to ensure that no direct share of the applicable JV REIT is automatically transferred to the Trust under the applicable JV Operating Agreement, subject to the terms thereof. The intention of this Section 9.1.4 is to cause the applicable Member to bear the consequences of its Transfer, change or other event that otherwise would have caused the Company’s JV REIT Units to be automatically transferred to the Trust under the applicable JV Operating Agreement.

9.1.5     The Managing Member shall use its commercially reasonable efforts to assist each Member in any Transfer or proposed Transfer by such Member of its Equity Interest (or of any Transfer by any direct or indirect investor in any Member) if such Transfer is permitted pursuant to the terms of this Article IX, including by providing information relating to the Company and the other JV Entities and the Properties to prospective transferee (including providing financial information relating to the Company and the other JV Entities and the Properties, coordinating site visits, providing access to representatives of the Managing Member, and generally assisting with prospective transferee due diligence examinations).  Prior to providing any of the foregoing information or assistance, the Managing Member and the transferee shall comply with the terms of Section 12.9, including requiring prospective transferees to enter into customary confidentiality agreements.

9.2          [Intentionally Deleted].

9.3          [Intentionally Deleted].

9.4          Cause Event Rights/Remedies.

9.4.1     If a Cause Event occurs and the Removal Right is exercised pursuant to the terms of any JV Operating Agreement, (i) subject to the provisions of Section 8.3, the managing member of the Company shall be replaced with the Person that is the replacement Asset Manager (or its Affiliate) appointed pursuant to the terms of the JV Operating Agreement of the Master REIT, and (ii) all bank accounts, contracts, deposits, accounts and other evidences of any rights of the Company and all books and records of the Company in the Managing Member’s possession or control shall be transferred to the name or control of and delivered to (as applicable) such party as Outside Member shall direct and the Managing Member shall promptly execute such instruments and take such actions as Outside Member may reasonably request to effect such transfers and deliveries, and (iii) notwithstanding the terms of any Affiliate Agreement, the Company shall (and Outside Member shall be authorized to cause the Company to) terminate any Affiliate Agreement with Managing Member or any Affiliate of Managing Member; provided, however, that any such termination, at the election of Outside Member, shall not be effective until the expiration of a reasonable transition period of up to one hundred twenty (120) days after the delivery of such election. The Company shall pay to any Manager Party any fees, costs, and expenses due and owing by the Company to such Manager Parties through the date of such removal or termination (as applicable), subject to set-off against actual, out-of-pocket costs and expenses incurred by the Company, Outside Member and their respective Affiliates as a result of any Cause Event, including in connection with exercising the Removal Right.

9.4.2     From and after Outside Member’s exercise of its rights pursuant to this Section 9.4: (i) the replacement managing member of the Company shall be entitled to exercise all the rights, duties and obligations of the Managing Member under this Agreement; and (ii) the removed Managing Member shall have no further rights, obligations or liabilities in its capacity as managing member of the Company under this Agreement first occurring or arising from and after the effective date of removal, provided any obligations of Managing Member (and defaults) accruing prior to removal and those that shall specifically survive the termination of this Agreement or the removal of the Managing Member shall continue to be the obligation and liability of the removed Managing Member.

9.4.3     The Managing Member hereby grants to Outside Member its irrevocable power of attorney, coupled with an interest, to be exercised only after the Removal Right is exercised, and is authorized and being implemented in accordance with this Agreement, to take such acts and to execute such instruments as reasonably necessary or appropriate to effectuate a prompt and smooth transition of the management of the Company from the removed Managing Member to the replacement managing member of the Company.

9.5        Replacement of Managing Member. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 8.3, if RVMC and its Affiliates no longer holds any direct or indirect interest in the Properties, Outside Member shall have the right to appoint, in its sole discretion, a replacement managing member for the Company with the Person that is the replacement Asset Manager (or its Affiliate) appointed pursuant to the terms of the JV Operating Agreement of the Master REIT.

9.6         Partition. No Member shall have the right to partition any assets of the Company, nor shall a Member make an application or proceeding for a partition of any assets of the Company. Upon any breach of the provisions of this Section 9.6 by any Member, the Managing Member or any other Member (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding. The Members expressly agree that damages at law would not be an adequate remedy for a breach or threatened breach of the restrictions set forth in this Section 9.6.

ARTICLE X
DISSOLUTION AND LIQUIDATION.

10.1        Dissolution. This Agreement will terminate and the Company will be dissolved upon the occurrence of any of the following events:

10.1.1    upon the entry of a final judgment, order or decree of a court of competent jurisdiction adjudicating the Company to be bankrupt and the expiration without appeal of the period, if any, allowed by applicable Legal Requirements in which to appeal;

10.1.2    by affirmative vote of all Members;

10.1.3     the entry of a decree of judicial dissolution under Section 18-802 of the Act; or

10.1.4    upon the disposition of substantially all of the Company’s assets and the discontinuance of its business activities, other than activities in the nature of winding up.

Upon the occurrence of the first to occur of the foregoing events, the business of the Company shall be wound up as provided in this Article X unless the Members unanimously otherwise agree.

10.2       Bankruptcy. The commencement of a Bankruptcy Action by or against any Member shall not, by itself, result in the dissolution of the Company or in the cessation of the interest of the Members in the Company. The withdrawal or resignation of a Member or the dissolution of a Member shall not, by itself, constitute a dissolution of the Company.

10.3        Procedures.

10.3.1    In the event of the dissolution of the Company, the Managing Member, acting subject to prior unanimous approval of the Members, or the Person required or designated in accordance with the Act to wind up the Company’s affairs (the Managing Member or such other Person being referred to herein as the “Liquidating Agent”) will commence to wind up the affairs of the Company and liquidate its assets as promptly as practicable and shall apply the proceeds of such sale and the remaining Company assets in the following order of priority:

(a)           Payment of creditors in satisfaction of liabilities of the Company, other than liabilities for distributions to Members;

(b)          To establish any reserves that Managing Member reasonably determines is necessary for contingent or unforeseen obligations of the Company, such reserves to be held until the expiration of the period determined pursuant to a Special Approval;

(c)          Thereafter in accordance with Section 4.2.

10.3.2     Subject to the terms of Section 10.3.1, in connection with the winding up and dissolution of the Company, the Liquidating Agent will have all of the rights and powers with respect to the assets and liabilities of the Company that an authorized Member or a manager would have pursuant to the Act or any other Legal Requirements.

10.4      No Recourse to Assets of Members. Each Member will look solely to the assets of the Company for all distributions with respect to the Company and such Member’s Capital Contributions thereto and share of profits or losses, and will have no recourse therefor (upon dissolution of the Company or otherwise) against any other Member.

10.5      Termination of the Company. Upon the completion of the liquidation of the Company and the distribution of all assets and funds of the Company, this Agreement will terminate and the Liquidating Agent will have the authority to take or cause to be taken such actions as are reasonably necessary or reasonable in order to obtain a certificate of dissolution of the Company as well as any and all other documents required by the Act or any other Legal Requirements to effectuate the dissolution and termination of the Company.

ARTICLE XI
FISCAL AND ADMINISTRATIVE MATTERS

11.1       Deposits. All funds of the Company will be deposited from time to time for the credit of the Company in one or more accounts (as determined by the Managing Member) in such banks, trust companies or other depositories as the Managing Member may reasonably select. In no event shall any account of the Company be commingled with any account(s) or funds of any other Person.

11.2       Books and Records. The Managing Member shall maintain or cause to be maintained, utilizing accounting principles, practices and procedures utilized by managers of Class A properties of a similar type and quality as the Properties acting in accordance with the Standards of Conduct, a comprehensive system of office records, books and accounts in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company. The Managing Member shall maintain or cause to be maintained such books and accounts separate from any records not having to do directly with the Company. Such books and records of account shall be prepared and maintained by the Managing Member at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member. Each Member or its duly authorized representative shall have the right (i) to audit, inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours, and (ii) to meet with employees of the Managing Member (and Managing Member shall cause the employees of any of its Affiliates to meet with such Member) at reasonable times during normal business hours and upon reasonable notice to discuss the same and the operations of the business of the Company.

11.3       Reports. The Managing Member will promptly furnish to the Members copies of all reports furnished to any JV Entity by Managing Member or Asset Manager, and copies of all material reports furnished to any JV Entity by the Property Manager (as defined in each of the JV Operating Agreements) and any other Person managing any JV Entity or the Properties. In addition, the Managing Member shall prepare or cause to be prepared and furnished, in each case at the Managing Member’s cost (except for reporting that must be prepared by third party provides (i.e., third party Appraisals), which shall be paid by the Company or any Company Subsidiary), to each of the Members the reports and deliveries set forth on Schedule VII attached hereto or otherwise reasonably requested from a Member from time to time, provide that such other information or documentation is in the possession of the Company (or is reasonably obtainable by the Company without undue burden).

11.4      Accounting Method; Taxable Year; Fiscal Year. The books of the Company for financial reporting purposes shall be kept on a calendar year basis. The books of the Company for tax accounting purposes shall be kept on a Fiscal Year basis. The Managing Member acknowledges that Outside Member’s taxable year ends on December 31 and that, as a result, the Taxable Year of the Company may be required to end on December 31 in accordance with Section 706(b) of the Code and the applicable Treasury Regulations. The Company shall report its operations on both financial reporting and tax accounting on an accrual basis.

11.5       Company Accountant. Subject to Special Approval, the Company shall retain as the regular accountant for the Company any Big Four Audit Firm approved and designated by the Managing Member, which shall be the same Big Four Audit Firm retained by and for the Master REIT.

ARTICLE XII
MISCELLANEOUS

12.1       Counterparts/Electronic Signature. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by PDF attached to an email, and such PDF will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. The parties hereto irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and that neither this Agreement, nor any part or provision of this Agreement, shall be challenged or denied any legal effect, validity and/or enforceability solely on the grounds that it is in the form of an electronic record.

12.2      Survival of Rights. This Agreement shall be binding upon and, as to permitted or accepted successors, transferees and assigns, inure to the benefit of the Members and the Company and their respective heirs, successors, transferees and assigns, in all cases whether by the laws of descent and distribution, merger, reverse merger, consolidation, sale of assets, other sale, operation of law or otherwise.

12.3      Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable in any jurisdiction or in any respect, then the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired, and the parties shall use their commercially reasonable efforts to amend or substitute such invalid, illegal or unenforceable provision with enforceable and valid provisions which would produce as nearly as possible the rights and obligations previously intended by the parties without renegotiation of any material terms and conditions stipulated herein.

12.4        Notification or Notices.

12.4.1   In order to be effective, all notices, consents, approvals and disapprovals required or permitted by this Agreement to be given (“Notices”) must be in writing and (a) delivered by nationally recognized overnight delivery service, (b) placed in the United States mail, with return receipt requested, properly addressed and with the full postage prepaid, (c) sent via electronic mail, or (d) personally delivered, provided any party may require (by delivery of written notice to the other parties hereto via electronic mail) that any notice or other communication shall be delivered to such party via electronic mail in order to be effective. Notices shall be deemed received and effective on the date actually received, unless the applicable Notice is received after 5:00 p.m. (local time) or on a day that is not a Business Day, in which event such Notice shall be deemed received on the next Business Day.  Notices must be addressed as follows:

if to the Company or Managing Member, to:

RVMC Capital LLC
c/o Galaxy REIT LLC
777 Yamato Road, Suite 105
Boca Raton, FL 33431
Attention:	Thomas A. Rizk
Roger W. Thomas
Email:	tom@rizkventures.com
rthomas@workspaceproperty.com

with a copy (which shall not constitute notice) to:
Seyfarth Shaw LLP
620 Eighth Avenue, 33rd Floor
New York, NY 10018
Attention:	John P. Napoli
David M. Warburg
Email:	jnapoli@seyfarth.com
dwarburg@seyfarth.com

if to Outside Member, as set forth on Schedule VIII.

If to any other Member, to such address as shall be reflected in the books and records of the Company.

12.4.2    Notices shall be valid only if delivered in the manner provided above. Each party will be entitled to change its address for purposes of Notice in writing, communicated in accordance with the provisions of this Section 12.4. Notices given on behalf of a party by its attorneys in the manner provided for in this Section 12.4 shall be considered validly given.

12.5       Time of the Essence. Except as otherwise provided herein, time is of the essence in connection with each and every provision of this Agreement.

12.6       Third Party Beneficiaries. Except as expressly provided in this Agreement including, without limitation, Article VIII, this Agreement is for the sole benefit of the Members and their respective permitted successors and assigns, and shall not confer directly, indirectly, contingently, or otherwise, any rights or benefits on any Person or party other than the Members and their permitted successors and assigns.

12.7      Entire Agreement/Amendment. This Agreement contains the entire agreement among the parties hereto, and supersedes all prior representations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Except as otherwise expressly provided in this Agreement, this Agreement may be amended, modified or supplemented only with the written consent of each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective.

12.8       Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.9        Confidentiality.

12.9.1   Each Member shall keep confidential and shall not disclose, or permit its Affiliates to disclose (i) any non-public information or materials relating to the Company, any other JV Entity and/or their respective investments and activities (including the terms of this Agreement, any Venture Agreement, the Side Letter and any information relating to the JV Entities, any Property and/or their operation) or (ii) any other information exchanged between or among the JV Entities and/or the Members (including, without limitation, relating to any Member or its Affiliates and/or any direct or indirect investors) in connection herewith (collectively, “Confidential Information”); provided that a Member may disclose such Confidential Information (a) to the extent the disclosure of such information or materials is expressly required by applicable Legal Requirements; (b) to the extent the information or materials become publicly known other than through the actions or inactions of such Member or its Affiliates, employees, representatives, agent or attorneys or violations of this Agreement or any other obligations of confidentiality of such Member and/or its Affiliates; (c) to the extent required or requested by any securities exchange or Governmental Authority to which such Member or any of its Affiliates is subject wherever situated, whether or not the requirement for information has the force of law; (d) relating to the financial performance of the Company, any other JV Entity and/or their respective investments and activities for the purpose of such Member’s internal reporting processes or standard internal investment reporting practices; (e) (x)where such disclosure is made by a Member to its financial analysts or current or prospective shareholders or investors in the context of a presentation of its group’s quarterly or annual financial position and results of operations, provided that such disclosures shall not include the classes of information described on Schedule VI as it relates to any period commencing after the Effective Date, and (y) more generally to the extent necessary for a Member to comply with its reporting and audit obligations to any audit, regulatory or supervisory body relevant to it or (z) in the context of a presentation to its financial analysts or current or prospective shareholders or investors of a summary of its business generally or with respect to a specific region or division consistent with past disclosure practices of such Member or its Affiliates in respect of information related to entities similar to the Company, provided that such disclosures shall not include the classes of information described on Schedule VI; (f) if the disclosure is limited to information regarding (A) the terms of this Agreement and (B) the Company and the other JV Entities, and is made on a confidential basis to bona fide potential direct or indirect transferees or transferees of Units or to their professional advisers or finance providers, provided that such Persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential Transfer; (g) to existing or prospective lenders to one or more JV Entities, whether in connection with an initial financing, syndication, securitization or refinancing; or (h) to its Affiliates, and its and their respective employees, financial sources, representatives, agents, actual or potential investors, permitted transferees and attorneys or advisors (in each case whose compliance with this Section is warranted by the disclosing Member (provided that such Member shall be deemed to have breached this Section if such recipient makes a disclosure that such Member is not permitted to make under this Section)); provided, further, that, prior to disclosure or use of any information pursuant to subparagraph (a), (c) or (d), the Member concerned shall, where not prohibited by law, consult with the other Members and the other Common Members of the Master REIT insofar as is reasonably practicable. Where it is not possible or reasonably practicable for such consultation to take place before such disclosure is made in respect of a disclosure pursuant to subparagraph (a), (c) or (d) of this Section 12.9.1, the disclosing Member will, to the extent permitted by applicable Legal Requirements, inform the other Members and the other Common Members of the Master REIT of the circumstances, timing, content and manner of the disclosure promptly after such disclosure has been made.  Notwithstanding anything to the contrary contained in this Section 12.9, except for any disclosure of RVMC Capital, in no event shall any party hereto (and each party hereto shall cause its Affiliates and its direct and indirect investors not to) in any manner disclose the identity of any direct or indirect investor in the Promote I Member (or its Affiliates) or any information regarding any such investor (or its Affiliate) received in connection with the transactions contemplated by this Agreement or any other Venture Agreement, unless expressly permitted pursuant to subparagraphs (a), (b), (c), (e)(y), (g) (but excluding, other than with respect to the initial financing of the acquisition of the Seed and Additional Properties, written materials to any Person that has not executed and delivered a confidentiality agreement with respect to such information) or (h).

12.9.2    In the event that any Member that is restricted from disclosing Confidential Information pursuant to Section 12.9.1(a) is required to disclose any Confidential Information pursuant to Section 12.91(a) above, such Member shall provide prompt written notice to the other Members so that such other Members may seek a protective order or other appropriate remedy, and the Member required to disclose the Confidential Information will use reasonable efforts (but without expense to such Member) to cooperate with the other Members in any effort undertaken to obtain a protective order or other similar remedy. In the event that such protective order or other remedy is not obtained, the disclosing Member shall only furnish that portion of the Confidential Information that is required pursuant to Section 12.9.1(a) and such Member will exercise all reasonable efforts to obtain reasonably reliable assurances that the Confidential Information will be accorded confidential treatment. For the avoidance of doubt, no Member shall be required to take (or not take, as the case may be) any action that would, or could reasonably be expected to, expose such Member or its Affiliates, or their respective officers, directors, shareholders, partners, members, employees, to legal sanctions.

12.9.3    Each Member shall consult with each other Member before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by this Agreement, and no Member shall issue any such press release or make any such public statement prior to obtaining the consent of the other Members (which consent shall not be unreasonably withheld, conditioned or delayed); provided that each Member (and their respective Affiliates) may, without obtaining the other Members’ prior written consent, make any filing or disclosure with respect to this Agreement or any of the transactions contemplated by this Agreement (i) as such Member, reasonably determines may be required by Legal Requirements (including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) or the rules of any national stock exchange applicable to such Member, or otherwise determines that such filing or disclosure is appropriate or advisable in light of such Member’s status as a public reporting company, in which case such Member shall endeavor, on a basis reasonable under the circumstances, to consult with the other Members before making such filing or disclosure with respect to this Agreement or any of the transactions contemplated by this Agreement (and if such prior consultation is not reasonable under the circumstances, to promptly inform the other Members of such filing or disclosure) or (ii) as are not inconsistent with the previous press releases, public statements or public disclosures made by such Member (or its Affiliates) in compliance with this Section 12.9.3 (provided the direct and/or indirect investors in Promote I Member (and/or their respective affiliates) are not named or identified).

12.10      [Intentionally deleted].

12.11      Expenses.  The parties hereto agree that:

(i)           all administrative fees, costs and expenses of formation of the Company shall be paid by the Company;

(ii)         the Company and the Company Subsidiaries shall not be responsible for payment of the following expenses, and such payment shall not be borne by or reimbursed by the Company or the Company Subsidiaries: (A) ordinary operating and overhead expenses of Managing Member or any other Manager Party, (B) lease or other payments for office space, utilities, and office equipment of Managing Member or any other Manager Party, (C) formation, organization and start-up costs of Managing Member or any other Manager Party, and (D) insurance coverage and costs of Managing Member or any other Manager Party (excluding insurance costs expressly allocated to the Company pursuant to the terms of this Agreement);

(iii)         [Intentionally deleted]; and

(iv)        except as otherwise expressly provided in this Agreement or any other Venture Agreement, each Member shall pay its own costs and expenses in connection with the transactions contemplated by this Agreement and the other Venture Agreements.

12.12     Certain Waivers. Except as otherwise expressly provided herein, each Member irrevocably waives during the term of the Company any right that it may have to: (a) cause the Company or any of its assets to be partitioned; (b) cause the appointment of a receiver for all or any portion of the assets of the Company; (c) compel any sale of all or any portion of the assets of the Company pursuant to applicable Legal Requirements; or (d) file a complaint, or to institute any proceeding at law or in equity (or take any other action) to cause the termination, dissolution or liquidation of the Company. Each Member irrevocably waives during the term of the Company any right that it may have under (i) Section 18-604 of the Act to withdraw and receive the fair value of its membership interests or (ii) Section 18-606 of the Act with respect to status as a creditor of the Company with respect to distributions.

12.13      Members’ Representations, Warranties and Covenants.

12.13.1   Each Member hereby represents and warrants (or acknowledges and confirms), in each case as expressly set forth below, to the Company and the other Member as of the Effective Date (and each Person admitted to the Company as a Member after the Effective Date shall represent and warrant as a condition to its admission as of the date of such admission), as follows:

(a)        Such Member, if not an individual, is duly organized, validly existing and (to the extent such concept is relevant under its jurisdiction of incorporation or formation) in good standing under the laws of its jurisdiction of incorporation or formation, with all requisite power and authority to enter into and perform this Agreement and, if an individual, has legal capacity to enter into this Agreement.

(b)         This Agreement has been duly authorized, executed and delivered by such Member and constitutes the legal, valid and binding obligation of such Member, enforceable against such Member in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)         No consents or approvals are required from any Governmental Authority or other Person for such Member to enter into this Agreement or perform its obligations hereunder. All limited liability company, corporate or partnership action on the part of such Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken.

(d)         Neither the execution and delivery of this Agreement by such Member, nor the consummation of the transactions contemplated hereby, will conflict with or contravene the provisions of its organizational documents (if the Member is not an individual) or any agreement or instrument by which it is or its properties are bound, or any Legal Requirement to which it or its properties are subject.

(e)           [Intentionally Deleted].

(f)          Such Member acknowledges that (i) the Equity Interest owned by such Member has not been registered under the Securities Act or state securities laws, (ii) such Equity Interest, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws, or unless an exemption from registration is available, (iii) there is no public market for the Equity Interests, and (iv) neither the Company nor any other Member has any obligation or intention to register such Equity Interest for resale under the Securities Act or any state securities laws or to take any action that would make available any exemption from the registration requirements of such laws.

(g)          Such Member hereby acknowledges that because of the restrictions on transfer or assignment of the Equity Interests which are set forth in this Agreement, such Member may have to bear the economic risk of its investment in the Company for an indefinite period of time.

(h)          Such Member understands the risks of, and other considerations relating to, its acquisition of its Equity Interest and, by reason of its business and financial experience, together with the business and financial experience of those persons, if any, retained by it to represent or advise it with respect to its investment in the Company, (i) has such knowledge, sophistication and experience in financial and business matters and in making investment decisions of this type that it is capable of evaluating the merits and risks of an investment in the Company and of making an informed investment decision, (ii) is capable of protecting its own interest or has engaged representatives or advisors to assist it in protecting its interests and (iii) is capable of bearing the economic risk of such investment.

(i)          Such Member (i) understands that an investment in the Company involves substantial risks, (ii) has been given the opportunity to make a thorough investigation of the Properties and has been furnished with materials relating to the Properties, (iii) has been afforded the opportunity to obtain additional information deemed necessary by such Member to verify the accuracy of any representations made or information conveyed to such Member and (iv) confirms that all documents, records, and books pertaining to its investment in the Company and requested by such Member from any other Member (or its Affiliates) have been made available or delivered to such Member.

(j)          On behalf of itself and each assignee or transferee of it, such Member is acquiring its Equity Interest for its own account for investment and not with a view to the distribution or resale thereof, or with the present intention of distributing or reselling such interest, and that it will not transfer or attempt to transfer its Equity Interest in violation of the Securities Act, the Securities Exchange Act or any other applicable federal, state or local securities law. Nothing herein shall be construed to create or impose on the Company or any Member an obligation to register any transfer of any Equity Interest or any portion thereof.

(k)          Such Member is an “accredited investor” as defined under Regulation D of the Securities Act of 1933.

(l)        As of the Effective Date and at all times during the term of this Agreement: (i) the Capital Contributions contributed by Member to the Company were not and are not directly or indirectly derived from activities that contravene applicable Legal Requirements, including anti-money laundering laws and regulations; (ii) to the best of Member’s knowledge, none of (A) such Member, (B) any person Controlling or Controlled by such Member, (C) if such Member is a privately held entity, any person having a beneficial interest in such Member, but no representation is made as to shareholders or other equityholders of any such person which is a reporting company under the Securities Exchange Act of 1934, or (D) any person for whom such Member is acting as agent or nominee in connection with this investment, is a country, territory, individual or entity named on an OFAC List, nor is a person or entity prohibited under the OFAC Programs.

12.13.2   Each of the Members, severally, and not jointly, covenants and agrees that in the event that CFIUS makes a determination (pursuant to 31 C.F.R. §800.102 and/or 31 C.F.R. §802.102), with respect to execution, delivery and performance of this Agreement or any of the JV Operating Agreements and any transaction evidenced by the JV Operating Agreements and other transactions, business and activities contemplated thereby, that the JV Operating Agreements and the transactions contemplated hereby and thereby are to be reviewed, investigated, unwound, or that notice or declaration filing, other than Declaration D22-049 regarding Certain Assets of GRT OP, L.P. (“CFIUS Declaration”), was or is required or other action is taken by CFIUS under Section 721 of title VII of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), or that a monetary penalty or other penalty is to be assessed on any party of a JV Operating Agreement, or any other party referenced in the JV Operating Agreements, by CFIUS or any of its member departments, agencies or offices, or if CFIUS, subsequent to this Agreement, initiates any action or makes any request, then each party hereto shall use its respective commercial efforts to cooperate and comply in a timely manner with any such CFIUS action

12.13.3  Each Member shall notify the other Member promptly in writing should such Member become aware of any change in the information with respect to such Member set forth in Section 12.13.1 that would, or could reasonably be expected to, have a materially adverse effect on the Company and the other JV Entities, taken as a whole, or the Properties or such Member.

12.14     Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware.

12.15      Arbitration.

12.15.1    The parties shall resolve all disputes arising out of, concerning, or related to this Agreement, including but not limited to any dispute relating to the interpretation, performance, breach or termination of this Agreement (but expressly excluding any disagreement with respect to any Major Decision, any Special Approval or any other approval right or right of direction contemplated herein) (collectively, a “Dispute”) by binding arbitration administered by the ICC International Court of Arbitration (the “ICC Court”) in accordance with the Rules of Arbitration of the International Chamber of Commerce in force at the time of commencement of arbitration (the “ICC Rules”), as amended herein. The parties agree that:

(a)           the legal seat and place of arbitration shall be New York, New York;

(b)           the language of the arbitration shall be English;

(c)          the arbitration shall be conducted by three arbitrators. If there are only two parties to the arbitration, each party shall nominate one arbitrator in accordance with the ICC Rules and the two arbitrators so nominated shall nominate a third arbitrator, who shall serve as chair of the arbitral tribunal (the “Tribunal”), within thirty (30) days of the confirmation by the ICC Court of the appointment of the second arbitrator. If there are more than two parties to the arbitration, the parties shall have thirty (30) days from receipt by respondent(s) of the request for arbitration to agree in writing to a method for the constitution of the Tribunal, failing which all three arbitrators shall be appointed by the ICC Court. On the request of any party to the arbitration, the ICC Court shall appoint any arbitrator not timely nominated in accordance with either this Agreement or such method as the parties may agree in writing for the constitution of the Tribunal; and

(d)         The Tribunal shall issue its final award within one year of its appointment by the ICC Court; provided, however, that the Tribunal in its sole discretion may extend such time if it determines that it is necessary or appropriate to do so. Failure to issue a timely final award shall not preclude enforcement of that award, and shall not serve as grounds to challenge that award’s validity.

12.15.2   Consolidation of Claims. If one or more arbitrations are already pending with respect to a Dispute under this Agreement, any of the other Venture Agreements, the Side Letter, or any other agreement among the Members (whether or not the Company is a party thereto) which contain a similar arbitration provision (collectively, the “Related Arbitration Agreements”), then any party to a new Dispute under this Agreement or a Related Arbitration Agreement or any subsequently filed arbitration brought under this Agreement or a Related Arbitration Agreement may request that such new Dispute or any subsequently filed arbitration be consolidated into any prior pending arbitration in accordance with the ICC Rules, whether or not the arbitrations are between identical parties. If two or more arbitrations are consolidated into a single proceeding, the arbitral tribunal for the prior pending arbitration into which a new Dispute or a subsequently filed arbitration is consolidated shall serve as the arbitral tribunal for the consolidated arbitration. The award of the arbitrators shall be final and binding on the parties thereto. Judgment upon the award of the arbitrators may be entered and enforced in any court of competent jurisdiction and any court where a party or its assets are located (to whose jurisdiction the parties consent for the purposes of the recognition and enforcement of, or execution upon, the award).

12.15.3  Confidentiality for Arbitration. All Disputes shall be resolved in a confidential manner. The arbitrators shall agree to hold any information received during the arbitration in the strictest of confidence and shall not disclose to any non-party the existence, contents or results of the arbitration or any other information about such arbitration other than as may be required by applicable Legal Requirements or as necessary to determine the Dispute before the Tribunal. Subject in all respects to Section 12.9 of this Agreement, no party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other party in the arbitration proceedings or about the existence, contents or results of the proceeding except to its representatives or as may be required by applicable law, regulatory or governmental authority or self-regulatory authority having authority over the disclosing party, or as may be necessary in a claim in aid of arbitration, or to obtain urgent measures or protection, or for enforcement of an arbitral award. Notwithstanding anything to the contrary set forth in this Agreement, any party may seek injunctive relief or specific performance from the federal or state courts in New York, New York with respect to breaches by any other party of the confidentiality requirements contained in this section or elsewhere in this Agreement.

12.15.4   Costs of Arbitration; Attorneys’ Fees. The Tribunal shall determine the allocation between the parties of the costs of the arbitration.

12.15.5   Remedies.

(a)          In General. Except as otherwise specifically prohibited herein, the Tribunal shall have the power to award all remedies in law or equity available under the governing law.  For the avoidance of doubt, the parties do not consent for an arbitral tribunal constituted in accordance with this Agreement or in accordance with any of the Related Arbitration Agreements to assume the powers of an amiable compositeur or to decide any Dispute ex aequo et bono.

(b)        Preliminary Relief. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. In any such action (A) each of the parties irrevocably and unconditionally consents and submits to the non-exclusive jurisdiction and venue of the Courts of the State of New York and the Federal Courts of the United States of America located within the State of New York (the “New York Courts”); (B) each party irrevocably waives, to the fullest extent it may effectively do so, any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens or any right of objection to jurisdiction on account of its place of incorporation or domicile, which it may now or hereafter have to the bringing of any such action or proceeding in any New York Court; and (C) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the Tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a national court, and to award damages for the failure of any party to respect the Tribunal’s orders to that effect.

12.15.6   Enforcement of Arbitration Award. The decision of the arbitrators shall be final and binding on the parties to the arbitration and enforceable in any court of competent jurisdiction. The parties submit to the non-exclusive jurisdiction of the federal and state courts located in New York, New York for the resolution of any dispute or enforcement of any right arising out of or relating to this agreement to arbitrate, including enforcement of this agreement to arbitrate and confirmation or enforcement of any award rendered by the arbitrators pursuant to this agreement to arbitrate, and the parties waive any objection to the venue or personal jurisdiction of said courts.

12.15.7   Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY ARISING OUT OF OR RELATING TO ANY DISPUTE AS CONTEMPLATED BY THIS SECTION 12.15.

12.15.8   Continuing Obligations. Absent a preliminary or interim order to the contrary from the Tribunal, or a federal or state court in New York, New York, the mere existence of a Dispute or arbitration between the parties shall not relieve any party of its obligations under this Agreement, and all parties shall continue to perform their obligations under this Agreement pending a final decision by the Tribunal.

12.16     Further Assurances. Each party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as may reasonably be required by the parties hereto in order to carry out and effectuate fully the transactions herein contemplated in accordance with this Agreement; provided, that no party shall be obligated to provide any further assurance that would increase the liabilities or obligations of such party hereunder or reduce the rights and benefits of such party hereunder.

12.17     No Effect on Lending Relationship. Notwithstanding anything in this Agreement or the governing documents of any other JV Entity to the contrary, nothing contained in this Agreement or the governing documents of any other JV Entity shall affect, limit or impair the rights and remedies of Outside Member (or any of its Affiliates or Permitted Transferees) in its or their respective capacity as a lender to the Master REIT or any other JV Entity pursuant to any debt agreement under which the Master REIT or any other JV Entity has borrowed money from such lenders. Without limiting the generality of the foregoing, Outside Member (or any of its Affiliates or Permitted Transferees), in exercising its rights as a lender, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect equity holder of the Master REIT, (ii) the equity of the Master REIT or (iii) any duty it may have to any Member or any other direct or indirect equity holder of the Master REIT, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

[Remainder of this page intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned have executed this Limited Liability Company Agreement as of the date first written above.

MANAGING MEMBER:

RVMC CAPITAL LLC,
a Delaware limited liability company

By:	/s/ Christopher Allen
Name:	Christopher Allen
Title:	Chief Financial Officer

OUTSIDE MEMBER:

GRT VAO OP, LLC,
a Delaware limited liability company

By:	/s/ Javier F. Bitar
Name:	Javier F. Bitar
Title:	Chief Financial Officer and Treasurer

Signature Page to Joint Venture and Limited Liability Company Agreement of
NVO Promote LLC

JOINDER AND GUARANTY

By the signature below of its authorized signatory, each of WPM and RV Office (collectively, “Guarantor”), hereby jointly and severally irrevocably and unconditionally guarantees, as primary obligor and not as surety, to and in favor of each the Guaranty Parties, the full and prompt payment and performance of (i) Managing Member’s obligations set forth in Sections 4.2(d) of this Agreement, and (ii) RVMC's obligations set forth in Section 8.2 of this Agreement.  Guarantor agrees that the Guaranty Parties shall not be first required to enforce against Managing Member or RVMC, as applicable, or any other Person any claim, liability, obligation and/or duty guaranteed hereby before seeking enforcement thereof against Guarantor.  Suit may be brought and maintained against Guarantor by any of the Guaranty Parties to enforce any liability, obligation and/or duty guaranteed hereby without joinder of any other Person.  To the fullest extent permitted by applicable law, Guarantor unconditionally waives any guarantor or suretyship defenses that might otherwise be available to Guarantor.

WORKSPACE PROPERTY MANAGEMENT, L.P.
a Delaware limited partnership

By:	RV PM GP LLC, a Delaware limited
liability company, its General Partner

By:	RV OFFICE, LLC, a Delaware limited
liability company, its Managing Member

By:	/s/ Christopher Allen
Name:	Christopher Allen
Title:	Chief Financial Officer

RV OFFICE LLC
a Delaware limited liability company

By:	/s/ Christopher Allen
Name:	Christopher Allen
Title:	Chief Financial Officer

Signature Page to Joinder and Guaranty to
Joint Venture and Limited Liability Company Agreement of
NVO Promote LLC